As filed with the Securities and Exchange Commission on May 5, 2017

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANTABIO PHARMACEUTICALS INC.
 (Name of Issuer in Its Charter)

Delaware
(State or other jurisdiction of incorporation)
2834		99-0373067
(Primary Standard Industrial Classification Code Number)		(IRS Employer Identification No.)

1250 Oakmead Pkwy
Sunnyvale, California 94085
Telephone: 408-501-8893

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
Telephone: 302-636-5401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after this registration statement becomes effective.
Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Shares of Common Stock Issuable upon Conversion of Convertible Notes (3)	4,000,000	$$0.09	$360,000	$41.72

(1)
Estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the closing sale price of the Registrant's Common Shares on May 4, 2017 as reported on the OTCQB, which date is within five business days prior to the filing of this Registration Statement.

(2)	To be paid by deduction from the registrant's account balance with the U.S. Securities and Exchange Commission.
(3)	Represents shares of the Registrant’s common stock being registered for resale that will be acquired upon the conversion of Convertible Notes issued to the selling stockholder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion—Dated May 5, 2017
PROSPECTUS

4,000,000 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 4,000,000 shares of the common stock of Cantabio Pharmaceuticals Inc (the “Company”, “we”, “us’ and “our”) by those stockholders named in the section of this prospectus entitled “Selling Stockholders”. The shares of common stock being offered by the selling stockholders may be issued upon the conversion of Convertible Notes (and accrued interest thereon) issued pursuant to a Securities Purchase Agreement that we entered into with the selling stockholder on January 25, 2017, as amended on May 3, 2017 (the “Purchase Agreement’).

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the selling stockholder.

Our common stock is quoted on the OTC Market Group Inc.’s Venture Market (the “OTCQB”) under the symbol “CTBO”. April 27, 2017, the last reported sale price of our common stock on the OTCQB was $0.12 per share, and on April 27, 2017 we had approximately 26,805,270 shares of common stock outstanding.

The selling stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2017

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus. In particular, attention should be directed to the sections entitled “Risk Factors”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein before making an investment decision.

Business Overview

We are a preclinical stage biotechnology company focusing on commercializing novel therapies and the intellectual property generated from our research and development activities for Parkinson’s disease (PD) and Alzheimer’s disease (AD) and any other related diseases. Our strategy involves integrating therapeutic focus, target family biophysics, drug discovery technology and expertise into an innovative drug discovery approach, which identifies and develops small molecule pharmacological chaperones for clinical trials. In addition, our research efforts concentrate on the development of therapeutic proteins that can pass through the blood-brain barrier and supplement in vivo levels of proteins which display loss of function during disease conditions. Our small molecule therapy candidates program (CB101) and our protein therapy candidate (CB201) initially targets Parkinson’s disease and thereafter potentially a broad range of neurodegenerative diseases including Alzheimer’s disease, amyotrophic lateral sclerosis (ALS), Huntington’s disease and stroke. We also have 2 additional small molecule pharmacological chaperone programs for the treatment of Alzheimer’s Disease (and other related dementia); CB301, targeting the Tau protein, a leading target for the development of Alzheimer’s therapeutics, and CB401, targeting the Aß peptide, again a well-established target in Alzheimer’s drug research. We plan to advance a candidate from our CB101 program into clinical trials in 2020. We estimate that we will need between $6,000,000 and $20,000,000 in additional funds over the next three years to advance our research programs. The most likely source of future funds available to us is through the sale of additional shares of common stock, and any such additional sales will dilute your ownership of our company.

Corporate Information

Our principal executive offices are located at 1250 Oakmead Parkway, Sunnyvale California 94085, and our telephone number is 408-501-8893.

The Offering

This prospectus relates to the offer and sale from time to time of up to 4,000,000 shares of our common stock by the selling stockholder, that may be issued upon conversion of the Convertible Notes.

The selling stockholder under this prospectus is offering for sale up to 4,000,000 shares of our common stock. On January 25, 2017, we entered into a Securities Purchase Agreement with the selling stockholder, and we amended such agreement on May 3, 2017 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the selling stockholder purchased from us $600,000 worth of convertible notes convertible into our common stock (the "Convertible Notes"). We sold the Selling Stockholder $300,000 worth of Convertible Notes on January 25, 2017, $150,000 worth of Convertible Notes on March 2, 2017 and $150,000 worth of Convertible Notes on , 2017.

As of April 27, 2017, there were 26,805,270 shares of our common stock outstanding, of which 12,194,729 shares were held by non-affiliates. If the selling stockholder converts the Convertible Notes, the ownership position of the shareholders prior to the conversion would be diluted. If the selling stockholder converts the Convertible Notes into all of the 4,000,000 shares being registered under the registration statement of which this prospectus forms a part, such shares would represent . Under the terms of a Registration Rights Agreement entered into with the selling stockholder at the same time as the Purchase Agreement, we must register with the U.S. Securities and Exchange Commission 4,000,000 shares of common stock underlying the Convertible Notes for resale by the selling stockholder under the Purchase Agreement, however, the Convertible Notes may be converted into more than the 4,000,000 shares of our common stock being offered under this prospectus. The number of shares ultimately offered for resale by the selling stockholder depends upon the number of Convertible Notes we sell to it under the Purchase Agreement, the market price of our common stock (subject to a floor and ceiling if we are not in default of the Convertible Notes) and if we are in default on the Convertible Notes.

Issuances of our common stock upon conversion of the Convertible Notes will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the selling stockholder.

Common stock offered by selling stockholder:
Up to 4,000,000 shares may be issued to the selling stockholder pursuant to the Purchase Agreement upon the conversion of Convertible Notes and accrued interest thereon and subsequently resold in this offering.

Common stock outstanding:	26,805,270 shares as of April 27, 2017
Common stock outstanding after the offering:	30,805,270 shares, assuming the selling stockholder converts the Convertible Notes into the shares of common stock being registered in the registration statement of which this prospectus forms a part.
Discount:
The Convertible Notes are convertible by the selling stockholder upon issuance. The conversion price will the lesser of (i) $0.31 and (ii) 93% of the three lowest daily volume weighted average prices of the Company’s common stock (as reported by Bloomberg) (“VWAP”) immediately preceding the date of such conversion, but in no event will the conversion price be less than $0.05.

Amortization Payment:
If, any time after the 6-month anniversary of the issuance of the first Convertible Note, the daily VWAP is less than $0.05 for a period of 20 consecutive Trading Days, the holder of the Convertible Note may elect to have the Convertible Note repaid in monthly payments.  We may, up to twice, delay this payment by 30 days by delivering to the note holder free trading shares of our common stock equal to 10% of the payment otherwise using a conversion price equal to 93% of the three lowest VWAPs immediately preceding the date of such payment.

Interest Rate:	The rate of interest on the Convertible Notes will be 5% per annum.
Security:
Upon closing of the Purchase Agreement, we granted the selling stockholder security interest on all of our assets until (i) this registration statement is declared effective by the SEC, providing that the daily VWAP for our common stock is above $0.05 for 20 consecutive trading days, or (ii) such date after this registration statement is declared effective by the SEC that the daily VWAP for our common stock is above $0.05 for 20 consecutive trading days.

Use of Proceeds:
We will not receive any proceeds from the sale of shares by the selling stockholder. We have received $600,000 from the sale of the Convertible Notes to the selling stockholder under the Purchase Agreement (prior to accounting for due diligence and structuring fees of $7,500 and monitoring fees of $42,000). These proceeds have been and will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest.  Accordingly, we will retain broad discretion over the use of these proceeds.

Quotation of common stock:	Our common stock is listed for quotation on the OTCQB market under the symbol “CTBO.”
Dividend policy:	We currently intend to retain future earnings, if any, to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.
Risk factors:
An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, “Business” and elsewhere in this Prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate” and similar terminology. Forward-looking statements address, among other things:

•	implementing and developing our clinical programs and other aspects of our business plans;
•	financing goals and plans; and
•	our expectations of when regulatory approvals will be received or other actions will be taken by parties other than us.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately able to predict or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. These include the factors listed under ”Risk Factors” and elsewhere in this prospectus.
Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our forward-looking statements are made as of the date of this Prospectus, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

Risks Related to our Company

If we do not obtain additional financing, our business may be at risk or execution of our business plan may be delayed.

As of the date hereof, we have raised our operating funds through contacts, high net-worth individuals and strategic investors situated in the United States and Cayman Islands. We have not generated any revenue from operations since inception. We have limited assets upon which to commence our business operations and to rely otherwise.  At December 31, 2016, we had cash and cash equivalents of approximately $11,000.  As we have a monthly burn rate of approximately $90,000, we anticipate that we will have to raise additional funds within twelve months to continue operations. Additional funding will be needed to implement our business plan that includes various expenses such as fulfilling our obligations under licensing agreements, legal, operational set-up, general and administrative, marketing, employee salaries and other related start-up expenses. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If we are unable to raise sufficient funds, we will be forced to scale back or cease our operations.

Our independent registered public accountant has issued a going concern opinion after auditing our financial statements; our ability to continue depends on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

We will be required to expend substantial amounts of working capital in order to acquire and market our proposed products and establish the necessary relationships to implement our business plan. We were incorporated on July 30, 2009. Our operations to date were funded entirely by capital raised from our private offering of securities. Notwithstanding the offering, we will continue to require additional financing to execute our business strategy.  We totally depend on external sources of financing for the foreseeable future. Failure to raise additional funds in the future will adversely affect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. We entirely depend on our ability to attract and receive additional funding from either the sale of securities or the issuance of debt securities. Needed funds might never be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future could restrict our ability to grow and reduce our ability to continue to conduct business operations. The report of our independent registered public accounting firm on our financial statements, included herein, raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

Our business relies on intellectual property owned by third parties, and this reliance exposes us to the termination of the right to use that intellectual property and may result in inadvertent infringement of patents and proprietary rights of others.

We are a party to licenses with NovAlix Deutschland GmbH in Germany, Cambridge Enterprise in the UK and the Purdue Research Foundation in the USA that give us rights to third-party intellectual property that is necessary or useful for our business, and we may enter into additional licenses in the future. Under these license agreements we are or may be obligated to pay the licensor fees, which may include annual license fees, milestone payments, royalties, a percentage of revenues associated with the licensed technology and a percentage of sublicensing revenue. In addition, under certain of such agreements, we are required to diligently pursue the development of products using the licensed technology. If we fail to comply with these obligations and fail to cure our breach within a specified period of time, the licensor may have the right to terminate the applicable license, in which event we could lose valuable rights and technology that are material to our business.

If the licensor retains control of prosecution of the patents and patent applications licensed to us, we may have limited or no control over the manner in which the licensor chooses to prosecute or maintain its patents and patent applications and have limited or no right to continue to prosecute any patents or patent applications that the licensor elects to abandon.

Many entities, including some of our competitors, have or may obtain patents and other intellectual property rights that cover or affect products or services related to those assets that we license.  If a court determines that one or more aspect of the licensed platform infringes on intellectual property owned by others, we may be required to cease using that platform, to obtain licenses from the owners of the intellectual property or to redesign the platform in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could materially adversely affect our competitive position.

 We may not be aware of all intellectual property rights that the CB101 Assets, CB201 Assets, CB301 Assets and CB401 Assets may potentially infringe. U.S. patent applications are generally confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which the licensed platform may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid.  We may not be in a position to protect the intellectual property that we license as we are not the owners of that intellectual property and do not currently have the financial resources to engage in lengthy litigation.

Failure to maintain the license for, or to acquire, the intellectual property underlying any license or sublicense on which our plan of operations is based may force us to change our plan of operations.

We have to meet certain conditions to maintain the licenses for the intellectual property underlying the CB101 Assets, CB201 Assets, CB301 Assets and CB401 Assets and to acquire such intellectual property. Such conditions include payments of cash and shares of common stock, obtaining certain governmental approvals, initiating sales of products based on the intellectual property and other matters. We might not have the resources to meet these conditions and as a result may lose the licenses to the intellectual property that is vital to our business.

We lack an operating history and have not generated any revenues to date. Future operations might never result in revenues. If we cannot generate sufficient revenues to operate profitably, we may have to cease operations.

As we were incorporated on July 30, 2009 and more recently changed business direction, we do not have any operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow depends upon our ability to manufacture a product and to earn profit by attracting enough clients who will buy our product or services.  We might never generate revenues or, if we generate revenues, achieve profitability. Failure to generate revenues and profit will eventually cause us to suspend, curtail or cease operations.

We may be exposed to potential risks and significant expenses resulting from the requirements under section 404 of the Sarbanes-Oxley Act of 2002.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal year. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis.  Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

 Because the results of preclinical studies and early clinical trials are not necessarily predictive of future results, any product candidate we advance into clinical trials may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Pharmaceutical development has inherent risk. We will be required to demonstrate through well-controlled clinical trials for our CB101, CB201, CB301 and CB401 programs. Assets product candidates and any additional uses based on the same Assets that our product candidates are effective with a favorable benefit-risk profile for use in their target indications before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that later clinical trials will be successful as product candidates in later-stage clinical trials may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. We also may need to conduct additional clinical trials that are not currently anticipated. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of a New Drug Application or Biologics License Application (“BLA”) to the U.S. Food and Drug Administration (the “FDA”) and even fewer are approved for commercialization.

Any product candidates we advance into clinical development are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize our product candidates.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates arising from our CB101, CB201, CB301 and CB401 programs are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive approval of a BLA from the FDA. The process of obtaining BLA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these products depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or facilities are insufficient to justify approval. Approval policies or regulations may change and the FDA has substantial discretion in the pharmaceutical approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

The FDA or another regulatory agency can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;
•	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for any indication;
•	the FDA may not accept clinical data from trials which are conducted by individual investigators or in countries where the standard of care is potentially different from the United States;
•	the results of clinical trials may not meet the level of statistical significance required by the FDA for approval;
•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;
•	the FDA may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies; or
•	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, recent events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

Any product candidate we manufacture or advance into clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent their regulatory approval or commercialization or limit their commercial potential.

Unacceptable adverse events caused by any of our product candidates that we manufacture or advance into clinical trials could cause us or regulatory authorities to interrupt, delay or halt production or clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications and markets. This, in turn, could prevent us from commercializing the affected product candidate and generating revenues from its sale.

We have not yet completed testing of any of our product candidates for the treatment of the indications for which we intend to seek product approval in humans, and we currently do not know the extent of adverse events, if any, that will be observed in patients who receive any of our product candidates. If any of our product candidates cause unacceptable adverse events in clinical trials, we may not be able to obtain regulatory approval or commercialize such product or, if such product candidate is approved for marketing, future adverse events could cause us to withdraw such product from the market.

Delays in the commencement of our clinical trials could result in increased costs and delay our ability to pursue regulatory approval.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining regulatory clearance to commence a clinical trial;
•	identifying, recruiting and training suitable clinical investigators;
•
reaching agreement on acceptable terms with prospective clinical research organizations (“CROs”) and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different CROs and trial sites;

•	obtaining sufficient quantities of a product candidate for use in clinical trials;
•	obtaining Investigator Review Board, or IRB, or ethics committee approval to conduct a clinical trial at a prospective site;
•	identifying, recruiting and enrolling patients to participate in a clinical trial; and
•	retaining patients who have initiated a clinical trial but may withdraw due to adverse events from the therapy, insufficient efficacy, fatigue with the clinical trial process or personal issues.

Any delays in the commencement of our clinical trials will delay our ability to pursue regulatory approval for our product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Suspensions or delays in the completion of clinical testing could result in increased costs to us and delay or prevent our ability to complete development of that product or generate product revenues.

Once a clinical trial has begun, patient recruitment and enrollment may be slower than we anticipate. Clinical trials may also be delayed as a result of ambiguous or negative interim results or difficulties in obtaining sufficient quantities of product manufactured in accordance with regulatory requirements and on a timely basis. Further, a clinical trial may be modified, suspended or terminated by us, an IRB, an ethics committee or a data safety monitoring committee overseeing the clinical trial, any clinical trial site with respect to that site, or the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
•	inspection of the clinical trial operations or clinical trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;
•	stopping rules contained in the protocol;
•	unforeseen safety issues or any determination that the clinical trial presents unacceptable health risks; and
•	lack of adequate funding to continue the clinical trial.

Changes in regulatory requirements and guidance also may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing and the likelihood of a successful completion of a clinical trial. If we experience delays in the completion of, or if we must suspend or terminate, any clinical trial of any product candidate, our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. In addition, any of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

Our current product candidates and any other product candidates that we may develop and market may be later withdrawn from the market or subject to promotional limitations.

We may not be able to obtain the labeling claims necessary or desirable for the promotion of our product candidates if approved. We may also be required to undertake post-marketing clinical trials. If the results of such post-marketing studies are not satisfactory or if adverse events or other safety issues arise after approval, the FDA or a comparable regulatory agency in another country may withdraw marketing authorization or may condition continued marketing on commitments from us that may be expensive and/or time consuming to complete. In addition, if we or others identify adverse side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products and additional marketing applications may be required. Any reformulation or labeling changes may limit the marketability of our products if approved.

Our dependence on third party suppliers or our inability to successfully produce any product could adversely impact our business.

We currently have no formal arrangement with any party to supply us with our requirements for the development of our CB101, CB201, CB301 or CB401 programs. If we are unable to find a partner to manufacture the necessary products, there would be a significant interruption of our supply, which would materially adversely affect clinical development and potential commercialization of the product. In the event that the FDA or such other agencies determine that we or any third-party suppliers have not complied with cGMP, our clinical trials could be terminated or subjected to a clinical hold until such time as we or any third party are able to obtain appropriate replacement material. Furthermore, if any contract manufacturer who supply us cannot successfully manufacture material that conforms to our specifications and with FDA regulatory requirements, we will not be able to secure and/or maintain FDA approval for therapeutic candidates arising from our CB101, CB201, CB301 or CB401 programs. We, and any third-party suppliers are and will be required to maintain compliance with cGMPs and will be subject to inspections by the FDA or comparable agencies in other jurisdictions to confirm such compliance.

We do and will also rely on our partners and manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our anticipated clinical trials. We do not have any control over the process or timing of the acquisition of raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical trial could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates.

We may not have the resources or capacity to commercially manufacture drug candidates from our CB101, CB201, CB301 or CB401 programs if approved, and we will likely continue to be dependent upon third party manufacturers. Our current inability, or our dependence on third parties, to manufacture and supply us with clinical trial materials and any approved products may adversely affect our ability to develop and commercialize our CB101, CB201, CB301 or CB401 programs on a timely basis or at all.

We intend to contract with third parties for the manufacture of our product candidates. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or that such supply will not be available to us at an acceptable cost, which could delay, prevent or impair our commercialization efforts.

We do not have any manufacturing facilities. We expect to use third-party manufacturers for the manufacture of our product candidates. We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;
•	the possible breach of the manufacturing agreement by the third party;
•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and
•	reliance on the third party for regulatory compliance, quality assurance, and safety and pharmacovigilance reporting.

Third-party manufacturers may not be able to comply with current good manufacturing practices, or cGMP, regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or medicines, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our medicines and harm our business and results of operations.

Any product that we may produce may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of future manufacturers could result in a decrease or end to revenue. If any a contract manufacturer cannot perform as agreed, we may be required to replace that manufacturer. We may incur added costs and delays in identifying and qualifying any such replacement.

Our anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any medicines that receive marketing approval on a timely and competitive basis.

We will likely rely on third parties to conduct our clinical trials. If these third parties do not meet our deadlines or otherwise conduct the trials as required, our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We do not have the ability to conduct all aspects of our preclinical testing or clinical trials ourselves. We intend to use and do use third parties to conduct our planned clinical trials and will and do rely upon such CROs, as well as medical institutions, clinical investigators and consultants, to conduct our trials in accordance with our clinical protocols. Our CROs, investigators and other third parties will and do play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials.

There is no guarantee that any CROs, investigators and other third parties upon which we rely for administration and conduct of our clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fail to meet expected deadlines, fail to adhere to our clinical protocols or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. If any of our clinical trial sites terminate for any reason, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

If our competitors develop treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or demonstrated to be more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

We operate in highly competitive segments of the biotechnology and biopharmaceutical markets. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our product candidates, if successfully manufactured and/or developed and approved, will compete with established therapies, as well as new treatments that may be introduced by our competitors. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. In addition, many universities and private and public research institutes are active in cancer research, some in direct competition with us. We also may compete with these organizations to recruit management, scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. New developments, including the development of other biological and pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. We will also face competition from these third parties in recruiting and retaining qualified personnel, establishing clinical trial sites and patient registration for clinical trials and in identifying and in-licensing new product candidates.

If we are unable to establish sales and marketing capabilities or fail to enter into agreements with third parties to market, distribute and sell any products we may successfully develop, we may not be able to effectively market and sell any such products and generate product revenue.

We do not currently have the infrastructure for the sales, marketing and distribution of any of our product candidates, and must build this infrastructure or make arrangements with third parties to perform these functions in order to commercialize any products that we may successfully develop. The establishment and development of a sales force, either by us or jointly with a partner, or the establishment of a contract sales force to market any products we may develop will be expensive and time-consuming and could delay any product launch. If we, or our partners, are unable to establish sales and marketing capability or any other non-technical capabilities necessary to commercialize any products we may successfully develop, we will need to contract with third parties to market and sell such products. We may not be able to establish arrangements with third parties on acceptable terms, or at all.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications for which there may be a greater likelihood of success.

Because we have limited financial and managerial resources, we will focus on a limited number of research programs and product candidates for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates for other indications for which there may be a greater likelihood of success or may prove to have greater commercial potential. Notwithstanding our investment to date and anticipated future expenditures on our CB101, CB201, CB301 or CB401 programs, we have not yet developed, and may never successfully develop, any marketed treatments using these products. Research programs to identify new product candidates or pursue alternative indications for current product candidates require substantial technical, financial and human resources. Although we intend to, and do, support certain investigator-sponsored clinical trials of products evaluating various indications, these activities may initially show promise in identifying potential product candidates or indications, yet fail to yield product candidates or indications for further clinical development.

If we fail to attract and retain key management and clinical development personnel, we may be unable to successfully develop or commercialize our product candidates.

We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our clinical development and commercialization efforts. As a company with a limited number of personnel, we highly depend on the development, regulatory, commercial and financial expertise of the members of our senior management and advisors, in particular Gergely Toth, our president, chief executive officer, and director. The loss of this individual or the services of any of our other senior management could delay or prevent the further development and potential commercialization of our product candidates and, if we are not successful in finding suitable replacements, could harm our business. Our success also depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and we may not be able to do so in the future due to the intense competition for qualified personnel among biotechnology and pharmaceutical companies, as well as universities and research organizations. If we are not able to attract and retain the necessary personnel, we may experience significant impediments to our ability to implement our business strategy.

We do not currently have sufficient funds to repay our outstanding notes.

We are not currently in a position where we have enough cash or cash equivalents to repay the principal and interest on our outstanding loans, including the Convertible Notes.  If the holder of all the Convertible Notes does not elect to convert them, we will not have sufficient funds to repay the principal and interest due on such notes, and we will be forced to raise additional funds (which, if possible, may not be on acceptable terms), sell assets (which may not be possible) or cease operations.

Risks Related to our Industry

We are subject to general economic conditions outside of our control.

Projects for the acquisition and development of our products are subject to many factors, which are outside our control. These factors include general economic conditions in North America and worldwide (such as recession, inflation, unemployment, and interest rates), shortages of labor and materials and price of materials and competitive products and the regulation by federal and state governmental authorities. If any or several of these facts develop in a way that is adverse to our interest, we will not be in a position to reverse them, and we may not be able to survive such a development.

If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, healthcare payors and the medical community, the revenues that it generates from their sales will be limited.

Even if we successfully produce product candidates, they may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Coverage and reimbursement of our product candidates by third-party payors, including government payors, generally is also necessary for commercial success. The degree of market acceptance of any approved products will depend on a number of factors, including:

•	the efficacy and safety as demonstrated in clinical trials;
•	the clinical indications for which the product is approved;
•	acceptance by physicians, major operators of hospitals and clinics and patients of the product as a safe and effective treatment;
•	acceptance of the product by the target population;
•	the potential and perceived advantages of product candidates over alternative treatments;
•	the safety of product candidates seen in a broader patient group, including its use outside the approved indications;
•	the cost of treatment in relation to alternative treatments;
•	the availability of adequate reimbursement and pricing by third parties and government authorities;
•	relative convenience and ease of administration;
•	the prevalence and severity of adverse events;
•	the effectiveness of our sales and marketing efforts; and
•	unfavorable publicity relating to the product.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate sufficient revenue from these products and may not become or remain profitable.

We may incur substantial product liability or indemnification claims relating to the clinical testing and/or use of our product candidates.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials, as well as related to the consumption of product candidates that we successfully commercialize. Claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. While we have and intend to maintain product liability insurance relating to our clinical trials, our coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications.

Healthcare reform and restrictions on reimbursements may limit our financial returns.

Our ability or the ability of our collaborators to commercialize any of our product candidates that we successfully develop may depend, in part, on the extent to which government health administration authorities, private health insurers and other organizations will reimburse consumers for the cost of these products. These third parties are increasingly challenging both the need for and the price of new drug products. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third-party reimbursement may not be available for our product candidates to enable us or our collaborators to maintain price levels sufficient to realize an appropriate return on their and our investments in research and product development.

Our success depends upon intellectual property, proprietary technologies and regulatory market exclusivity periods, and the intellectual property protection for our product candidates depends significantly on third parties.

Our success depends, in large part, on obtaining and maintaining patent protection and trade secret protection for our product candidates and their formulations and uses, as well as successfully defending these patents against third-party challenges. If these are not maintained, our ability to develop and commercialize these product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. This failure to properly protect the intellectual property rights relating to this product could have a material adverse effect on our financial condition and results of operations.

The patent application process is subject to numerous risks and uncertainties, and we or our partners might not be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•	patent applications may not result in any patents being issued;
•	patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable, or otherwise may not provide any competitive advantage;
•
our competitors, many of which have substantially greater resources than we or our partners and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use and sell our potential products;

•
there may be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful as a matter of public policy regarding worldwide health concerns; and

•
countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop, and market competing products.

In addition to patents, we and our partners also rely on trade secrets and proprietary know-how. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, third parties may still obtain this information or come upon this same or similar information independently.

We also intend to rely on our ability to obtain and maintain a regulatory period of market exclusivity for any of our biologic product candidates that are successfully developed and approved for commercialization. Although this period in the United States is currently 12 years from the date of marketing approval, there is a risk that the U.S. Congress could amend laws to significantly shorten this exclusivity period. Once any regulatory period of exclusivity expires, depending on the status of our patent coverage and the nature of the product, we may not be able to prevent others from marketing products that are biosimilar to or interchangeable with our products, which would materially adversely affect us.

 In addition, U.S. patent laws may change which could prevent or limit us from filing patent applications or patent claims to protect our products and/or technologies or limit the exclusivity periods that are available to patent holders. For example, on September 16, 2011, the Leahy-Smith America Invents Act, or the America Invents Act, was signed into law, and includes a number of significant changes to U.S. patent law. These include changes to transition from a “first-to-invent” system to a “first-to-file” system and to the way issued patents are challenged. These changes may favor larger and more established companies that have more resources to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office implemented the America Invents Act on March 16, 2013, and it remains to be seen how the judicial system and the U.S. Patent and Trademark Office will interpret and enforce these new laws. Accordingly, it is not clear what impact, if any, the America Invents Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend our issued patents.

If we or our partners are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our success also depends on our ability and the ability of any of our current or future collaborators to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing products, some of which may be directed at claims that overlap with the subject matter of our intellectual property. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates or proprietary technologies may infringe. Similarly, there may be issued patents relevant to our product candidates of which we are not aware.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we or any of our licensors, suppliers or collaborators infringe the third party’s intellectual property rights, we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	abandon an infringing product candidate or redesign our products or processes to avoid infringement;
•
pay substantial damages, including the possibility of treble damages and attorneys’ fees, if a court decides that the product or proprietary technology at issue infringes on or violates the third party’s rights;

•	pay substantial royalties, fees and/or grant cross licenses to our technology; and/or
•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, found to be unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

As is common in the biotechnology and pharmaceutical industry, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants were previously employed at, or may have previously been or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may become subject to claims that we or these consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to our Securities

Our shares of common stock are subject to the “penny stock’ rules of the securities and exchange commission and the trading market in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks.”  Penny stocks generally are equity securities with a price of less than $5 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

Any additional financing may dilute existing shareholders and decrease the market price for shares of our common stock.

If we raise additional capital, our existing shareholders may incur substantial and immediate dilution. We estimate that we will need between $6,000,000 and $20,000,000 in additional funds over the next 3 years to advance our research programs depending upon which of our four main research programs we choose to concentrate effort. The most likely source of future funds available to us is through the sale of additional shares of common stock. Such sales might occur below market price and below the price of which existing shareholders purchased their shares.

Our Articles of Incorporation provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations. Thus certain alleged errors or omissions might not be actionable by us. The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our shares of common stock trading on the OTCQB will fluctuate significantly. There is a volatility associated with Bulletin Board securities in general and the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•	sales or potential sales of substantial amounts of our common stock;
•	delay or failure in initiating or completing pre-clinical or clinical trials or unsatisfactory results of these trials;
•	announcements about us or about our competitors, including clinical trial results, regulatory approvals or new product introductions;
•	developments concerning our licensors, product manufacturers or our ability to produce therapeutic candidates arising from our CB101, CB301 and CB401 programs;
•	developments concerning our licensors, product manufacturers or our ability to produce CB201;
•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
•	conditions in the pharmaceutical or biotechnology industries;
•	governmental regulation and legislation;
•	variations in our anticipated or actual operating results;
•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;
•	change in general economic trends; and
•	investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock.

As of April 27, 2017, approximately 11,750,000 of our outstanding shares of common stock were unrestricted and freely tradable and upon the effectiveness of the registration statement of which this prospectus forms a part, up to an additional 4,000,000 shares (approximately 14.9% of our issued and outstanding shares on the date hereof and 32.8% of our issued and outstanding shares held by non-affiliates on the date hereof) will be unrestricted and freely tradeable. A large portion of the shares that are freely tradable, were issued at a price that is significantly below the closing price of $0.12 as of April 27, 2017. If the holders of our free trading shares wanted to make a profit on their investment (or if they wish to sell for a loss), there might not be enough purchasers to maintain the market price of our common stock on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our common stock and the value of your investment.

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our common stock and presently intend to retain any future earnings to finance the operations of our business. You may never receive any dividends on our shares.

The exercise of warrants and the conversion of debentures or future sales of our common stock may further dilute the shares of common stock you receive in this offering.

The principal and interest on the Convertible Notes are convertible into upto 12,600,000 shares of common stock as of date the notes mature (assuming conversion at the floor price of the respective notes and no event of default). The issuance of any shares of common stock pursuant to exercise of such options and warrants, the redemption of the debentures or issuances under the Purchase Agreement could be at per share price below the offering price of shares being acquired in this offering.

Our Board of Directors is authorized to sell additional shares of common stock, or securities convertible into shares of common stock, if in their discretion they determine that such action would be beneficial to us. Approximately 89% of our authorized shares of common stock are available for issuance.  Any such issuance would dilute the ownership interest of persons acquiring common stock in this offering, and any such issuance at a share price lower than then net tangible book value per share at the time an investor purchased its shares would dilute the net tangible value per share for such investor.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. As of the date hereof, we received $600,000 from the sale of a Convertible Note to the selling stockholder under the Purchase Agreement (prior to accounting for due diligence and structuring fees of $7,500 and monitoring fees of $42,000). These proceeds were and will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. Accordingly, we will retain broad discretion over the use of these proceeds.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer common stock at the prevailing market prices or privately negotiated price. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

PLAN OF DISTRIBUTION

The common stock held by the selling stockholder may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholder’s common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	transactions involving cross or block trades;
•	a purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	“at the market” into an existing market for the common stock;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the selling stockholder may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by the selling stockholder as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the selling stockholder use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholder.

We have advised the selling stockholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF SECURITIES

General

We are authorized by our articles of incorporation to issue an aggregate of 250,000,000 shares of common stock, par value $0.001 per share, of which 26,805,270 were outstanding as of April 27, 2017.

This prospectus contains only a summary of the common stock the selling stockholder is offering.

The following summary of the terms of our common stock may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated articles of incorporation and our amended and restated bylaws. You should refer to, and read this summary together with, our amended and restated articles of incorporation and amended and restated bylaws to review all of the terms of our common stock, that may be important to you.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Except as otherwise required by Delaware law, and all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of one-half of the outstanding shares of common stock is present in person or proxy.

If any, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities.

Anti-Takeover Provisions

The provisions of Delaware law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•
before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•
upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•
at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Delaware law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer, 15500 Roosevelt Blvd, Suite 301, Clearwater, FL 33760, Phone: 727.289.0010.

Listing

The shares of our common stock are quoted on the OTCQB under the symbol CTBO. On April 27, 2017, the last reported sale price per share for our common stock on the OTCQB as reported was $0.12.

THE PURCHASE AGREEMENT

The selling stockholders under this prospectus is offering for sale up to 4,000,000 shares of our common stock that may be issued upon conversion of the Convertible Notes. On January 25, 2017, we entered into the Purchase Agreement with the selling stockholder, and we amended such agreement on May 3, 2017. Pursuant to the Purchase Agreement, the selling stockholder has purchased from us $600,000 worth of Convertible Notes.

We sold $300,000 worth of Convertible Notes to the selling stockholder on January 25, 2017 and expect to sell an additional $150,000 within three days of the filing of the registration statement of which this prospectus forms a part with the SEC and an additional $150,000 within three days of the SEC’s declaration of effectiveness of the registration statement of which this prospectus forms a part. The conversion price will the lesser of (i) $0.31 and (ii) 93% of the three lowest VWAPs immediately preceding the date of such conversion, but in no event will the conversion price be less than $0.05.

The Market Price shall be the average of the four lowest daily volume weighted average prices of the Company’s common stock (as reported by Bloomberg) over the ten consecutive trading days immediately preceding the applicable date.

The Convertible Notes contemplated in the Purchase Agreement mature on January 25, 2018 (“Maturity”). The rate of interest on the Convertible Notes will be 5% per annum. The selling stockholder was granted a security interest on all of our assets. The security interest expires on (i) the date the registration statement of which this prospectus forms a part is declared effective by the SEC, providing that the daily VWAP for our common stock is above $0.05 for 20 consecutive trading days, or (ii) on any date after the registration statement of which this prospectus forms a part is declared effective by the SEC when the daily VWAP for our stock is above the $0.05 for 20 consecutive trading days.

If, after six months from closing, the daily VWAP of our common stock is less than $0.05 for 20 consecutive trading days, the Convertible Notes will become payable in equal monthly installments until the earlier of Maturity or the date that the 20 consecutive trading day VWAP exceeds $0.05. Monthly payments will include principal, interest and a redemption premium equal to 20% of the principal amount being redeemed (the “Amortization Payments”). Amortization Payments will be reduced by any conversion since the payment of our prior Amortization Payment. To avoid an event of default and to extend the period for 30 days in which an Amortization Payment under this Section would be required, the Company may make a payment equal to ten percent of the Amortization Payment due through the issuance of free-trading shares of common stock. We may exercise such extension mechanism no more than two times.

We, in our sole discretion, may redeem in cash any and all amounts owed under the Convertible Notes prior to Maturity by providing the selling stockholder with five business days advance notice. In such a case, we would pay a redemption premium equal to 20% of the principal amount being redeemed.

As of April 27, 2017, there were 26,805,270 shares of our common stock outstanding, of which 12,194,729 shares were held by non-affiliates. If the selling stockholder converts the Convertible Notes, the ownership position of the shareholders prior to the conversion would be diluted. If the selling stockholder converts the Convertible Notes into all of the 4,000,000 shares being registered under the registration statement of which this prospectus forms a part, such shares would represent 13.1% of all of our then outstanding shares and 24.9% of the then total number of shares held by non-affiliates (assuming no further issuances). Under the terms of a Registration Rights Agreement entered into with the selling stockholder at the same time as the Purchase Agreement, we must register with the U.S. Securities and Exchange Commission 4,000,000 shares of common stock underlying the Convertible Notes for resale by the selling stockholder Under the Purchase Agreement, however, the Convertible Notes may be converted into more than the 4,000,000 shares of our common stock being offered under this prospectus. The number of shares ultimately offered for resale by the selling stockholder depends upon the number of Convertible Notes we sell to it under the Purchase Agreement, the market price of our common stock (subject to a floor and ceiling if we are not in default of the Convertible Notes) and if we are in default on the Convertible Notes.

Issuances of Convertible Notes in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any conversion of such notes. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Equity Purchaser.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are those issuable to the selling stockholder upon conversion of the Convertible Notes. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Convertible Notes and entry into the Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholders as of January 25, 2017, assuming conversion of the Convertible Notes but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder and does not take in account any limitations on conversion of the Convertible Notes set forth therein.

The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the Convertible Notes and the Purchase Agreement, the selling stockholder may not convert the Convertible Notes and we may not exercise the puts under the Purchase Agreement to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. The number of shares in the second column reflects these limitations. The selling stockholder may sell all, some or none of its shares in this offering.  See “Plan of Distribution”.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After Offering	Which May Be Sold in This Offering As A Percentage of Currently Outstanding Shares (3)	Percentage of Shares of Common Stock Owned After the Offering (4)
YA II , LTD.(1)	0	4,000,000	0	14.9%	0%

(1)
YA II , Ltd (“YA”) is the investor under the Purchase Agreement. Yorkville Advisors Global, LP ("Yorkville LP") is YA investment manager and Yorkville Advisors Global II, LLC ("Yorkville LLC") is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC's President and Managing Member, Mr. Mark Angelo. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

(2)
Includes shares of common stock underlying the Convertible Notes that may held by the selling stockholder that are covered by this prospectus, including any such securities that, due to contractual restrictions, may not be exercisable if such conversion or put would result in beneficial ownership greater than 4.9%.

(3)	Assumes that the selling stockholder sells all of the common stock underlying the convertible notes offered pursuant to this prospectus.

(4)	Assumes that the selling stockholder converts all of the Convertible Notes into the shares registered hereunder.

BUSINESS

Our Strategy

Our aim is to be the leading biotechnology company focused on commercializing innovative pharmacological chaperone drug candidates and blood-brain penetrant proteins with novel mechanism of action, generated from our research and development activities for neurodegenerative diseases such as Alzheimer’s and Parkinson’s disease.

•
Continue to discover pharmacological chaperones targeting novel targets involved in protein misfolding diseases.
We will continue to leverage our core scientific expertise and proprietary technology to develop innovative pharmacological chaperone drug candidates for the potential treatment of a range of diseases.

•
Continue to engineer blood-brain penetrant proteins to supplement low levels of an active protein involved in protein misfolding diseases.
We will continue to leverage our core scientific expertise and proprietary technology to develop engineered blood-brain penetrant proteins for the potential treatment of a range of diseases.

•
Translation of our research discoveries into clinical development.
Once we establish in vivo proof of concept for our pharmacological chaperone and/or engineered blood-brain penetrant proteins drug candidates, we use animal models to identify potential clinical candidates to rapidly advance to manufacturing and preclinical testing.

•
Strategically collaborate or in- and out-license select programs.
We intend to seek to collaborate or in- and out-license certain potentially therapeutic candidate products to biotechnology or pharmaceutical companies for preclinical and clinical development and commercialization.

•
Highly leverage external talent and resources.
We plan to maintain strong talent internally having expertise in our core areas of focus and as needed to execute efficiently on our R&D and business objectives. We operate by conducting in house R&D on critical elements in our drug discovery pipeline, while forming strategic alliances around novel technologies and outsourcing generic research activities to established contract research organizations. We plan to continue to rely on the very extensive experience of our management team to execute on our objectives.

•
Collaborate with scientific and clinical experts in disease areas of interest.
We collaborate with highly regarded scientists having expertise in our disease areas of interest to test and characterize our pharmacological chaperone and engineered protein therapeutic candidates. We also collaborate with leading clinical experts in our disease areas of interest for feedback and guidance on our programs. In addition, we engage a number of consultants having specific functional and/or disease area expertise to execute our preclinical and clinical development programs.

•
Evaluate commercialization strategies on a product-by-product basis in order to maximize the value of our product candidates or future potential products.
As we move our drug candidates through development toward regulatory approval, we will evaluate several options for each drug candidate’s commercialization strategy. These options include building our own internal sales force; entering into a joint marketing partnership with another pharmaceutical or biotechnology company, whereby we jointly sell and market the product; and out-licensing our product, whereby another pharmaceutical or biotechnology company sells and markets our product and pays us a royalty on sales. Our decision will be made separately for each product and will be based on a number of factors including capital necessary to execute on each option, size of the market to be addressed and terms of potential offers from other pharmaceutical and biotechnology companies. It is too early for us to know which of these options we will pursue for our drug candidates, assuming their successful development.

General information

We were incorporated in the State of Delaware on July 30, 2009 under the name Lion Consulting Group Inc. and attempted to establish a base of operation in the full range of the business cycle through providing professional consulting services. On May 23, 2012, we filed a registration statement on form S-1 registering 5,000,000 shares of common stock, which was declared effective on January 24, 2013, and issued 4,850,000 shares of our common stock to 25 shareholders in the registered public offering by July 8, 2014. However, we did not pursue our business plan due to prior management’s inability to execute on such.

We filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of Delaware on September 30, 2015 to enact three corporate actions. The first of these actions was to change our name from “Lion Consulting Group, Inc.” to “Cantabio Pharmaceuticals Inc.” The second of these actions was to increase the number of authorized shares of common stock from 100,000,000 to 250,000,000. The third of these actions was to enact a forward stock split pursuant to which every share of common stock issued and outstanding was exchanged for five shares of the our common stock.

Each of these actions was disclosed to our shareholders through the filing of a Definitive Information Statement on Schedule 14-C on August 26, 2015 and through mailings of the same to those shareholders.

On December 17, 2015, our wholly-owned subsidiary merged with and into Gardedam Therapeutics, Inc. (“Gardedam”).  Gardedam is now our wholly-owned subsidiary and the entity through which we operate the non-administrative aspects of our business.  Gardedam was incorporated in Delaware in 2009 to commercialize the intellectual property developed by Dr. Gergely Toth in the area of DJ-1 small molecular pharmacological chaperones for the treatment of Parkinson’s disease. Prior to becoming our wholly-owned subsidiary, Gardedam worked with Grafinnity Pharmaceuticals on screening projects for protein targets associated with Parkinson’s disease and successfully applied for grant funding from the Michael J. Fox Foundation in conjunction with the Rochet lab at Purdue University, carrying out proof of concept studies in cellular assays for Parkinson’s.

About the Business

Cantabio Pharmaceuticals Inc. is a preclinical stage biotechnology company focusing on commercializing novel therapies and the intellectual property generated from our research and development activities for Parkinson’s disease (PD), Alzheimer’s disease (AD) and other related neurodegenerative diseases. Our strategy integrates a detailed therapeutic focus, target family biophysics, and drug discovery technology and expertise into an innovative drug discovery approach, which is currently identifying and developing small molecule pharmacological chaperones for clinical trials. In addition, the company is developing therapeutic proteins that can pass through the blood-brain barrier to supplement existing levels of proteins which display loss of function during disease conditions.

Our small molecule therapy candidates from our CB101 program and our protein therapy candidate CB201 initially target Parkinson’s disease and next potentially a broad range of neurodegenerative diseases including Alzheimer’s disease, amyotrophic lateral sclerosis, Huntington’s disease and stroke. We also have two additional small molecule pharmacological chaperone programs for the treatment of Alzheimer’s Disease (and other related dementias); CB301, targeting the Tau protein, a leading target for the development of Alzheimer’s therapeutics, and CB401, targeting the Aß peptide, again a well-established target in Alzheimer’s drug research. We plan to advance a candidate from our CB101 program into clinical trials in 2020.

We have carried out preclinical research on each of these product candidates to date as set out below:

•
CB101 DJ-1 Small Molecule: High throughput screening, in vitro biophysical, structural biology studies, computer aided drug design optimization, cellular disease model assays and in vivo disease model studies.

•	CB201 Cell penetrant DJ-1: In vitro biophysical, structural biology studies, computer aided drug design calculations, cellular disease model assays.
•
CB301 Tau Small Molecule: High throughput screening, in vitro biophysical, structural biology studies, computer aided drug design calculations, cellular disease model assays and in vivo disease model studies.

•	CB401 Abeta Small Molecule: High throughput screening, in vitro biophysical assays.

Patents and Intellectual Property Rights

If products we acquired do not have adequate intellectual protection, we will take the necessary steps to protect our proprietary therapeutic product candidate assets and associated technologies that are important to our business consisting of seeking and maintaining domestic and international patents. These may cover our products and compositions, their methods of use and processes for their manufacture and any other inventions that may be commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business. Our competitive position depends on our ability to obtain patents on our technologies and our potential products, to defend our patents, to protect our trade secrets and to operate without infringing valid and enforceable patents or trade secrets of others. We seek licenses from others as appropriate to enhance or maintain our competitive position.

We protect our proprietary therapeutic product candidate assets and associated technologies that are important to our business consisting of seeking and maintaining domestic and international patents. These may cover our products and compositions, their methods of use and processes for their manufacture and any other inventions that may be commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business. Our competitive position depends on our ability to obtain patents on our technologies and our potential products, to defend our patents, to protect our trade secrets and to operate without infringing valid and enforceable patents or trade secrets of others. We seek licenses from others as appropriate to enhance or maintain our competitive position.

In connection with our CB101 program, small molecule pharmacological chaperone therapeutic candidate that targets the DJ-1 protein, we hold a worldwide, perpetual, non-exclusive, license, with the right to sublicense, all of the intellectual property related to the composition of matter of a library of candidates for the CB101 program and plan to file U.S. and international patent applications as soon as 2017.

In connection with our program CB201, a protein therapeutic candidate derived from DJ-1 fused with a cell penetrating peptide, we hold all intellectual property and plan to file U.S. and international patent application in 2017.

In connection with our programs CB301 and CB401, small molecule pharmacological chaperone therapeutic candidate that targets Tau and Aß proteins we hold a worldwide, perpetual, non-exclusive, license, with the right to sublicense, all of the intellectual property related to the composition of matter of CB301 and CB401 and plan to file U.S. and international patent applications as soon as 2017.

Agreement with NovAliX Deutschland GmbH

The therapeutic candidates in our CB101 program are subject to an agreement with NovAliX Deutschland GmbH.  On November 12, 2015, Gardedam, our wholly-owned subsidiary, entered into an agreement with NovAliX Deutschland GmbH that replaced in its entirety a prior agreement between Gardedam and NovAlix’s predecessor dated December 23, 2009.  Under the Agreement, NovAliX granted us a worldwide, perpetual, non-exclusive license, including the right to sublicense, under (i) any and all patent rights owned or controlled by NovAliX that claim or cover any chemical compound and (ii) any and all technology generated by NovAliX in the performance of the Agreement and related to selected series of compounds (the “Hit Series Compounds”) from the NovAliX chemical microarrays showing binding and Structure Activity Relation trends to the DJ-1 protein to use:

•	the Hit Series Compounds;
•	any Hit Series Compounds to be synthesized by NovAliX;
•	any other compounds synthesized by NovAliX for Gardedam;
•	any other compounds delivered by NovAliX for Gardedam; and
•	any information disclosed in a report by NovAliX’s predecessor regarding the screen of the DJ-1 protein.

In exchange for the license, we agreed to pay a total of €112,000 000 in three payments, the final payment of which was made on March 6, 2017.

On March 23, 2016, we entered into a collaboration agreement with NovAliX Deutschland GmbH, in which NovAliX granted us a worldwide, perpetual, non-exclusive license, including the right to sublicense, under (i) any and all patent rights owned or controlled by NovAliX that claim or cover any chemical compound and (ii) any and all technology generated by NovAliX in the performance of the Agreement and related to selected series of compounds (the “Hit Series Compounds”) from the NovAliX chemical microarrays showing binding and Structure Activity Relation trends to the Aβ peptide. The terms of the agreement required an initial payment of approximately $80,000, payable at some point within four years, which would accrue interest at 20% per annum from the date of signing until the balance is paid.  A further payment of approximately $80,000 is payable upon commercialization of the technology.
Trade Secret License Agreement

Certain compounds from our CB101 program are subject to an agreement with Purdue Research Foundation.  On April 1, 2016, we entered into a trade secret license agreement with Purdue Research Foundation (“PRF”).  Pursuant to this agreement, we received licenses to use certain information generated at Purdue University related to the DJ-1 compounds. These licenses include a worldwide, exclusive license to use that information to manufacture, use and sell products to diagnose, prevent and treat diseases and a worldwide, non-exclusive license under PRF’s rights in any invention for research and development of DJ-1 compounds. In exchange for the above, we are to pay a license fee of $50,000, payable in annual and equal instalments. The agreement has a term of five years. In the event that we fail to make a payment within 30 days after its due date, all remaining unpaid amounts under the Agreement will double. The licenses granted under the Agreement will terminate immediately if we fail to maintain the trade secrets under the agreement secret, 30 days after we fail to make a payment due thereunder and 60 days after any other material breach.

Cambridge Enterprise Licensing Agreement - Tau

On September 7, 2016, we entered into a global licensing agreement with Cambridge Enterprise to use technology generated in the Tau small molecule project conducted at Cambridge University in conjunction with the Max Planck Institute run by Dr. Gergely Tóth at the University of Cambridge. The agreement defined an initial payment of £10,000 which has been paid by the Company, followed by further payments upon reaching the following milestones:

i)	Internal Declaration of Candidate - £10,000 for technology based patents or £20,000 for data based patents;
ii)
First dose in man or initiation of any Phase I Trial of each Licensed Product - £10,000 for technology based patents or £20,000 for data based patents - £70,000 for technology based patents or £140,000 for data based patents;

iii)	Initiation of any phase II trial of each Licensed Product - £100,000 for technology based patents or £200,000 for data based patents;
iv)	Initiation of any phase III trial of any Licensed Product - £100,000 for technology based patents or £500,000 for data based patents;
v)	First approval or marketing authorisation of each Licensed Product in the United States or European Union - £100,000 for technology based patents or £500,000 for data based patents; and
vi)	Reimbursement approval in the USA - £100,000 for technology based patents or £500,000 for data based patents.
Purdue Research Foundation Licensing Agreement – DJ-1 Small Molecule

On April 1, 2016, we entered into a trade secret license agreement with the Purdue Research Foundation (PRF) for certain elements of our DJ-1 Small Molecule program (CB101). We agreed to pay the sum of $50,000 in five yearly installments beginning on May 2016. We have paid $10,000 to date.

Competition

We operate in highly competitive segments of the biotechnology and biopharmaceutical markets. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our product candidates, if successfully developed and approved, will compete with established therapies, as well as new treatments that may be introduced by our competitors. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. In addition, many universities and private and public research institutes are active in the fields in which we research, some in direct competition with us. We also may compete with these organizations to recruit management, scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. New developments, including the development of other biological and pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. We will also face competition from these third parties in recruiting and retaining qualified personnel, establishing clinical trial sites and patient registration for clinical trials and in identifying and in-licensing new product candidates.

Our drug candidates are regulated by the FDA as biologic products and we intend to seek approval for these products pursuant to the BLA pathway. The Biologics Price Competition and Innovation Act of 2009, or BPCIA, created an abbreviated pathway for the approval of biosimilar and interchangeable biologic products. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing brand product. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the original branded product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biologic products.

We believe that any of our drug candidates approved as a biologic product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our drug candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biologic products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Government Regulation

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of product candidates from our CB101, CB201, CB301 and CB401 programs are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive approval of a BLA from the FDA. The process of obtaining BLA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these products depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or facilities (or those of third parties upon which we rely) are insufficient to justify approval. Approval policies or regulations may change and the FDA has substantial discretion in the pharmaceutical approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

The FDA or another regulatory agency can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;
•	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for any indication;
•	the FDA may not accept clinical data from trials which are conducted by individual investigators or in countries where the standard of care is potentially different from the United States;
•	the results of clinical trials may not meet the level of statistical significance required by the FDA for approval;
•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;
•	the FDA may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies; or
•	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, recent events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

Costs and Effects of Compliance with Environmental Laws

Federal, state, and international environmental laws may impose certain costs and restrictions on our business. We do not believe that we have yet spent or lost money due to these laws and regulations.

Product Liability and Insurance

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and the eventual sale and use of any product candidates, and claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. While we have and intend to maintain product liability insurance relating to our clinical trials, our coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications. We currently do not maintain product liability insurance.

Employees

As of April 27, 2017, we had 7 employees and 3 management consultants.

Properties

We do not own any properties and we currently lease multiple office spaces.

 We lease our principal laboratories and offices in Budapest, Hungary on a month-to-month basis for approximately $2,630 from the Hungarian Academy of Sciences, Research Centre for Natural Sciences (MTA MTTK). Our rent allows us to use certain MTA MTTK laboratory facilities in the same building for an additional fee.

We lease executive office space in Sunnyvale, CA for approximately $1,200 a month, with a termination notice period of one month.

In addition, we lease additional office space in Cambridge, UK with a 30 day notice period for termination. We do not consider this space to be material, and although no employees are based there, we use the premises for meetings from time to time.

Legal Proceedings

We are not a party to any material pending legal proceeding, arbitration or governmental investigation, and to the best of our knowledge, no such proceedings have been initiated against us.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is listed on the Over the Counter QB (“OTCQB”) under the symbol “CTBO”. The market for our common stock is limited, volatile and sporadic. The following table sets forth, for the periods indicated, the high and low bid prices of our common stock on the OTCQB as reported by Google Finance. The following quotations reflect inter-dealer prices, without retail mark-up, markdown, or commissions, and may not reflect actual transactions. Those fiscal quarters during which there were no sales of our common stock have been labeled as “n/a”.

	High Bid		Low Bid

Fiscal Year 2017
March 31, 2017		$0.30		$0.08
December 31, 2016		$0.30		$0.23
September 30, 2016		$0.64		$0.51
June 30, 2016		$2.15		$2.06

Fiscal Year 2016
March 31, 2016		$2.00		$2.00
December 31, 2015	$	n/a	$	n/a
September 30, 2015	$	n/a	$	n/a
June 30, 2016	$	n/a	$	n/a

The last reported sales price for our shares on the OTCQB as of April 27, 2017, was $0.12 per share. As of April 27, 2017, we had shareholders of record.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will depend upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.

Securities Authorized For Issuance under Compensation Plans

None.

Stock Incentive Plan

None.

Warrants and Convertible Securities

We have issued notes for which the principal and interest are convertible into 12,600,000 shares of common stock as of the date the notes mature (assuming conversion at the floor price of the respective notes and no event of default) and entered into a Purchase Agreement for the sale of additional notes for which the principal and interest are convertible into 3,150,000 shares of common stock as of the date the notes mature (assuming conversion at the floor price of $0.05 per share). The issuance of any shares of common stock pursuant to the redemption of the debentures or issuances under the Purchase Agreement could be at per share price below the offering price of shares being acquired in this offering.

Recent Sales of Unregistered Securities

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risk and uncertainties. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those set forth under the Section entitled "Risk Factors", and other documents we file with the Securities and Exchange Commission. Historical results are not necessarily indicative of future results.

Overview

Cantabio Pharmaceuticals Inc. (or “the Company”) (formerly Lion Consulting Group Inc.) was incorporated in the State of Delaware on July 30, 2009 and is a preclinical stage biotechnology company focusing on commercializing novel therapies and the intellectual property generated from our research and development activities for Parkinson’s disease (PD) and Alzheimer’s disease (AD) and any other related diseases. Our strategy involves integrating therapeutic focus, target family biophysics, drug discovery technology and expertise into an innovative drug discovery approach, which synergizes to identify and develop small molecule pharmacological chaperones for clinical trials. In addition, our research efforts concentrate on the development of therapeutic proteins that can pass through the blood-brain barrier and supplement in vivo levels of proteins which display loss of function during disease conditions. Our small molecule therapy candidates in our CB101 program and our protein therapy candidate CB201 initially target Parkinson’s disease and next potentially a broad range of neurodegenerative diseases including Alzheimer’s disease, amyotrophic lateral sclerosis, Huntington’s disease and stroke. We also have 2 additional small molecule pharmacological chaperone programs for the treatment of Alzheimer’s Disease (and other related dementia); CB301, targeting the Tau protein, a leading target for the development of Alzheimer’s therapeutics, and CB401, targeting the Aß peptide, again a well-established target in Alzheimer’s drug research. We plan to advance a candidate from our CB101 program into clinical trials in 2020.

Recent Developments

Issuance of convertible note agreements and units in Private Placement

Convertible Note Agreements

The Secured Convertible Note (the “Secured Convertible Notes”) has a term of one year and bears an interest rate of 5% per annum.  At the election of the holder, outstanding principal and accrued but unpaid interest under the Secured Convertible Note is convertible into shares of our common stock at a fixed conversion price per share equal to the lower of: (i) $0.31 and (ii) 93% of the average of three lowest daily VWAP over the ten consecutive trading days prior to conversion date.  If this result is lower than $0.05, then the conversion price will be $0.05.

Private Placement

During the year ended March 31, 2016, the Company received stock subscriptions totaling $500,000 from a syndicate of investors who signed a memorandum of understanding on April 12, 2015, and a subscription agreement on October 31, 2015.

The terms of the agreement provide for $1.5 million of investment over 18 months from April 2015. The subscribed shares will be held in escrow until payment of the full amount of the investment.

On October 17, 2016 the Company received investment funds of $75,000 under a syndicate agreement. In the nine months to December 31, 2016, the Company received stock subscriptions totaling $560,000 from a syndicate of investors who signed a memorandum of understanding on April 12, 2015, a subscription agreement on October 31, 2015, and an addendum to the October 2015 subscription agreement (the Syndicate).

On August 18, 2015, the Company received a subscription totaling $100,000 from a private investor.

Financial Overview

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments, research and development costs, accrued expenses and stock-based compensation. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. There have been no significant changes in our critical accounting policies as described in our Annual Form 10-K, most recently filed with the SEC on July 14, 2016.

Unaudited Results of Operations for the Three Months Ended December 31, 2016 and 2015:

	For the three months ended December 31,
	2016	2015
Operating expenses:
General and administrative expenses	$(136,927)	$(169,027)
Research and development expenses	(86,872)	(4,370)
Total operating expenses	(223,799)	(173,397)

Other (income) expense:
Interest expense	(3,508)
Gain on extinguishment of obligation		107,884

Net loss	$(227,307)	$(65,513)

Operating expenses

We incur various costs and expenses in the execution of our business. During the three months ended December 31, 2016, we incurred approximately $223,799 in total operating expenses, including approximately $136,927 in general and administrative expenses and approximately $86,872 in research and development expenses. During the three months ended December 31, 2015, we incurred approximately $173,397 in total operating expenses, including approximately $169,027 in general and administrative expenses and approximately $4,370 in research and development expenses.  The large increases in research and development expenses was due to commencement of R&D activities during 2016 together with the purchase of certain R&D licenses.  The decrease in administrative expenses between the two periods was driven by merger expenses at the end of 2015 being no longer present in 2016.

Other expenses

During the three months ended December 31, 2016, other expenses included approximately $3,508 in interest expense relating to a technology license.

During the three months ended December 31, 2015, other expenses included a gain of approximately $107,884 by an extinguishment of obligation as a result of renegotiating a liability connected to certain technology licenses.

Net loss

In total, in the three months ended December 31, 2016 and 2015, we incurred net losses of approximately $227,307 and $65,513, respectively.  Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to establish a broader pipeline of assets, expenditure on R&D and implement other aspects of our business plan.

Unaudited Results of Operations for the Nine Months Ended December 31, 2016 and 2015:

	For the nine months ended December 31,
	2016	2015
Operating expenses:
General and administrative expenses	$(506,676)	$(420,423)
Research and development expenses	(268,674)	(6,695)
Total operating expenses	(775,350)	(427,118)

Other (income) expense:
Interest expense	(11,372)
Gain on extinguishment of obligation		107,884

Net loss	$(786,722)	$(319,234)

Operating expenses

We incur various costs and expenses in the execution of our business. During the nine months ended December 31, 2016, we incurred approximately $775,350 in total operating expenses, including approximately $506,676 in general and administrative expenses and approximately $268,674 in research and development expenses. During the nine months ended December 31, 2015, we incurred approximately $427,118 in total operating expenses, including approximately $420,423 in general and administrative expenses and approximately $6,695 in research and development expenses.  The increases in general and administrative expenses between the two periods were largely caused by increases in legal and professional expenses relating to corporate filings, investor relations activities and rent, and increases in research and development expenses was due to commencement of R&D activities during 2016 together with the purchase of certain R&D licenses.

Other expenses

During the nine months ended December 31, 2016, other expenses included approximately $11,372 in interest expense relating to a technology license.

During the nine months ended December 31, 2015, other expenses included a gain of approximately $107,884 by an extinguishment of obligation as a result of renegotiating a liability connected to certain technology licenses.

Net loss

In total, in the nine months ended December 31, 2016 and 2015, we incurred net losses of approximately $786,722 and $319,234, respectively.  Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to fund our R&D, manufacturing and implement other aspects of our business plan.

Results of Operation for the Years Ended March 31, 2016 and 2015

	For the years ended March 31,
	2016	2015

Operating expenses:
General and administrative	$(691,778)	$(15,659)
Research and development	(149,159)	(14,022)
Total operating expenses	(840,937)	(29,681)

Other expenses:
Grant Income		34,744
Other Income		1,953
Gain on extinguishment of obligation	107,884
Gain (loss) on foreign exchange	(18,275)	71,288
Total other expenses	89,609	107,985

Net (loss) income	$(751, 328)	$78,304

Revenues

Cantabio Pharmaceuticals Inc was incorporated, in the State of Delaware on July 20, 2009, focusing on licensing, acquiring and providing strategic resources to life sciences and healthcare companies.  We do not expect to generate any material revenue for the next 12 months.

Operating expenses

We incur various costs and expenses in the execution of our business. During the year ended March 31, 2016, we incurred approximately $840,937 in total expenses, including approximately $691,778 in general and administrative expenses and $149,159 in research and development expenses.  During the year ended March 31, 2015, we incurred approximately $29,681 in total expenses, including approximately $15,659 in general administrative expenses and $14,022 in research and development expenses.  The increase in expenses between the two periods was primarily due to the hiring of a professional management team, costs related to the merger completed in December 2015, and commencement of R&D activities.  Management's consulting fees rose to $353,692 in the year  March 31, 2016 from $11,400 in the prior year, and performance bonuses for management of $150,000 were accrued as a result of an increase in our market capitalization.  Legal, professional and accountancy fees increased to $97,888 in the year to March 31, 2016 from $998 in the year to March 31, 2015.  Following the merger, we hired R&D staff and accelerated activities in this area, resulting in an increase in R&D expenses to $149,159 from $14,022 in the prior year.

Other expenses

During the year ended March 31, 2016, other expenses included approximately $107,884 in gain on extinguishment of obligation following renegotiation of a technology license with NovAliX Deutschland GmbH, the remainder being losses on foreign exchange of approximately $18,275.

During the year ended March 31, 2015, other expenses included grant income of approximately $34,744, and other income of approximately $1,953, together with a foreign exchange gain of approximately $71,288.

Net (loss) income

In total, in the year ended March 31, 2016, we incurred a net loss of approximately $751,328 and in the year ended March 31, 2015, we had net income of approximately $78,304. Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to establish a base of operations, improve our website and implement other aspects of our business plan.

Liquidity and Capital Resources

We have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. We had a working capital deficit of approximately $596,507 as of December 31, 2016 and approximately $369,784 as of March 31, 2016. During the three and nine months ended December 31, 2016, we had a net loss of approximately $227,307 and $786,722, respectively, and had net cash used in operating activities of approximately $629,753 during the nine months ended December 31, 2016. During the year ended March 31, 2016, we incurred a net loss of approximately $751,328 and during the year ended March 31, 2015, we had net income of approximately $78,304. During the year ended March 31, 2016, we had net cash used in operating activities of approximately $564,660 and during the year ended March 31, 2015, we had net increase in cash of approximately $179. The report of our independent registered public accounting firm, on our financial statements, included herein, raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

Since inception, operations have been funded through the sale of common stock, warrants, and the issuance of convertible notes. Subsequent to December 31, 2016, we issued $4,000 in principal of promissory notes to related party investors and $600,000 in Convertible Notes to a third-party investor, the selling stockholder.

Our primary uses of cash are to fund our operations and research and development activities as we continue to grow our business. We expect to continue to incur operating losses in the near term as we expect to increase our operating expenses as well as research and development expenses to support the growth of our business.  To continue as a going concern, we will need, among other things, additional capital resources. We depend upon our ability to secure equity and/or debt financing.  We might not be successful, and without sufficient financing it would be unlikely for us to continue as a going concern.

Our ability to continue as a going concern depends upon our ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Cash Flows

For the nine months ended December 31, 2016 and 2015

The following table sets forth the significant sources and uses of cash for the periods addressed in this report:

	For the nine months ended December 31,
	2016	2015

Net cash provided by (used in):
Operating activities	$(629,753)	$(383,605)
Financing activities	588,438	484,283
Net increase (decrease) in cash	$(41,315)	$100,648

Net cash used in operating activities was approximately $629,753 for the nine months ended December 31, 2016 as compared to approximately $383,605 for the nine months ended December 31, 2015.

Net cash provided by financing activities was approximately $588,438 for the nine months ended December 31, 2016, resulting mainly from proceeds received from the issuance of convertible notes payable and issuance of common stock and warrants through private placements. Net cash provided by financing activities was approximately $484,283 for the nine months ended December 31, 2015, resulting mainly from proceeds received from the issuance of convertible notes payable and issuance of common stock and warrants through private placements.

For the years ended March 31, 2016 and 2015

The following table sets forth the significant sources and uses of cash for the periods addressed in this report:

	For the years ended March 31,
	2016	2015
Net cash provided by (used in):
Operating activities	$(564,660)	$179
Financing activities	616,561	Nil
Net increase (decrease) in cash and cash equivalents	$51,901	$179

Net cash used in operating activities was approximately $564,660 for the year ended March 31, 2016 as compared to net cash provided by operating activities of approximately $179 for the year ended March 31, 2015. The increase in net cash used in operating activities relates to the net loss of approximately $751,328 for the year ended March 31, 2016, partially offset by aggregate technology fees of approximately $66,553 and an increase in accounts payable and accrued expenses of approximately $225,285.

Net cash provided by financing activities was approximately $616,561 for the year ended March 31, 2016, resulting mainly from proceeds received from share subscriptions. We had no net cash provided by financing activities for the year ended March 31, 2015.

Commitments and Contingencies

Leases on Property

On February 3, 2016, the Company entered into a lease on an office property in Sunnyvale, CA. The monthly lease payments total approximately $1,200, with a termination notice period of one month.

On March 31, 2016, the Company entered into a lease on a Laboratory in Budapest, Hungary. The monthly lease payments total approximately $2,700, and the initial lease term is for 1 year with provisions allowing the contract to roll forward on the same terms thereafter.  Neither party may terminate within one year, save for the lessor being allowed to terminate upon non-payment of rent, and thereafter there exists a termination notice period of 15 days.

Related Party Transactions

Advisory Agreements with Company Directors

On July 1, 2016, the Company entered into consulting agreements with Toth and Associates Ltd for Dr. Toth to act as the Company’s CEO (monthly salary approximately $12,000), with Capro Ltd for Dr. Thomas Sawyer to act as the Company’s COO (monthly salary approximately $10,000), and with Eden Professional Ltd for Mr. Simon Peace to act as the Company’s CFO (monthly salary approximately $6,000).

The Company incurred consulting fees for the nine months ended December 31, 2016, and held balances payable at December 31, 2016, as follows:

	Expense recognized in the 3 months to December 31, 2016	Expense recognized in the 9 months to December 31, 2016	Accounts payable at December 31, 2016
	Fees	Fees
Toth and Associates Ltd	$36,000	$108,000	$98,000
Capro Ltd	$30,000	$90,000	$83,000
Eden Professional Ltd	$19,000	$57,000	$75,000
Total	$85,000	$255,000	$256,000

MANAGEMENT

Our directors and executive officers and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position with the Company

Gergely Toth Simon Peace Thomas Roger Sawyer	43 44 47	President, Chief Executive Officer, Director Chief Financial Officer, Director Chief Operations Officer, Director

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Dr. Gergely Toth, President, Chief Executive Officer, Director

Dr. Tóth received his MSc in Chemistry at the University of Szeged and later his PhD from the Department of Biomedical Sciences at Creighton University in 2001. He was a post-doctoral fellow at the Department of Molecular Biology at the University of California at Berkeley between 2001 and 2002. Dr. Tóth is a graduate of the Global BioExecutive program of the BioExecutive Institute (University of California, Berkeley, Haas School of Business; 2005). Dr. Tóth also received an Executive MBA from the University of Cambridge (UK) in 2012.

Dr. Tóth founded Gardedam in 2009. Dr. Tóth is also affiliated with the University of Cambridge in the UK, (Department of Clinical Neurosciences, Wolfson Brain Imaging Centre) since 2009, where he has held positions as Investigator in the NIHR Biomedical Research Unit on Dementia and of the Neurodegenerative Disease Initiative on AD funded by the Wellcome Trust and Medical Research Council. In addition, Dr. Tóth heads the Neurodegenerative Disease Drug Discovery research group since 2014 at the Academy of Sciences of Hungary in Budapest. Dr. Tóth’s research interests are the biophysical/structural biology aspects and therapeutic targeting of proteins that misfold and lose their native functions and/or gain toxic functions implicated in neurodegenerative diseases. Dr. Tóth is also a visiting lecturer in the Business of Biotechnology at the School of Pharmacy at the University College London.

Previously, Dr. Tóth was at Protein Mechanics (California, Mountain View) (later Locus Pharmaceuticals) where he was the Director of Computer Aided Drug Discovery Group between 2002-2005. Here he was a key contributor to leading both research and business development efforts and to selling Protein Mechanics to Locus Pharmaceuticals in 2004. From 2005-2009, Dr. Tóth was at Elan Pharmaceuticals (California, South San Francisco) in various roles mostly in drug discovery research for Parkinson’s and Alzheimer’s diseases. Dr. Tóth has been a strategic scientific consultant at Elan Pharmaceuticals between 2009-2013. Dr. Tóth published over 35 peer reviewed articles and patents on the topics of life sciences, drug discovery and the business of biotechnology, and he actively presents in various international conferences.

Dr. Thomas Roger Sawyer, Chief Operations Officer, Director

Dr. Sawyer completed his doctorate in biological sciences at the University of Glasgow in 2000 and quickly moved into the corporate world, starting the information technology companies Weather2 Limited and Advanced Weather Applications for which he served in the role of Chief Technology Officer. While helping to build and grow these companies, he also began consulting for clients in the logistics industry, providing strategy, technical architecture and business process consultancy for companies including Global Freight Solutions and Nightline. Dr. Sawyer completed an Executive MBA at the University of Cambridge, graduating in 2012, specializing in corporate finance and management science and completed his thesis on the use of data for predictive analytical tools in industry. It was from Cambridge that he was recruited to work for private equity investors providing advice on project due diligence, appraisal, corporate structuring and economic valuation of minerals assets in southern and eastern Africa. After completing the due diligence work on assets and carrying out the initial corporate structuring he was appointed CEO of East African Gold plc, a gold exploration company headquartered in Mauritius and with extensive exploration licenses in the east African country of Uganda, in late 2011, continuing in this role until the end of 2014 when the company ceased operations. Under his leadership, the company successfully raised capital in excess of USD $4 million and carried out extensive exploration activities in a large area in a remote region of the country, with up to 100 employees and wide-reaching operations capabilities. In 2015, Dr. Sawyer mentored start-up companies at the University of Cambridge worked on various consulting projects including a proposal to finance Gardedam Therapeutics, culminating in the company’s rebranding, restructuring and a reverse merger at the end of 2015, and his appointment to the board. In 2016, he was appointed a Director of Cognetivity Ltd, UK based company developing an artificial intelligence driven diagnostic test for dementia. Dr. Sawyer has extensive experience starting and structuring companies, raising capital, IPOs, mergers, setting up joint ventures and corporate strategy. His background in research science allows him to incorporate the technical aspects of the development of projects with his experience in management and corporate finance, allowing this to be built into the overall business strategy and direction. He has lectured as a guest lecturer at the University of Cambridge, teaching entrepreneurial finance to MBA students, at University College London teaching finance of drug development to MSc students at the School of Pharmacy and at Exeter University teaching corporate finance and behavior to MSc students, and has been a speaker at international conferences. Dr. Sawyer has board experience in a number of industries; for Weather2 and Advanced Weather Applications in the area of information technology and business intelligence; Capro Ltd, an investment advisory and consultancy company specializing in consultancy and direct investment in growing businesses, in the extractive industry as Director of each of the East African Gold group companies, and for Cognetivity Ltd working on dementia diagnosis. He brings to the Company his abilities in strategic planning, corporate structuring, operations management, analytical modeling and the ability to raise capital to fund growth.

Dr. Sawyer is currently a director of Silverton Energy, Inc. Other than this company, he is not a director of any company that is required to file reports under the Securities Exchange Act of 1934.

Simon Peace, Chief Financial Officer, Director

Mr. Peace began his career in as an engineer at a small firm in Bradford, UK, before shifting his career focus to accountancy and entering a training post at SmithKline Beecham.  He achieved not only an excellent grounding in finance, but also a good understanding of pharmaceutical pricing, marketing, transfer pricing and regulation regimes in the UK. Upon completion of his training Mr. Peace moved to a pricing role at Cable & Wireless, building global B2B telecoms contracts.

In 2001 Mr. Peace became Financial Controller and Company Secretary at Environmental Business Products Ltd, a high growth green-tech business in London.  The company doubled in size each year of his two-year period of office, from approximately $9 million to $35 million.  Growth at that pace created a number of financial and business challenges, all of which were successfully tackled.

Pursuing a career in Mergers and Acquisitions, in 2003 Mr. Peace joined GE Capital where he managed activities relating to credit risk and then, in 2006, moved to GE Healthcare’s Business Development team, where he spent seven years leading finance teams in acquisitions, dispositions and setting up international joint ventures, in Europe, USA, Russia and the Middle East.

Mr. Peace’s experience in the field of M&A is extensive, having worked on over 60 deals with purchase prices ranging from tens to hundreds of millions of dollars.  He was typically present in a deal from the first approach to the target, though initial modeling, due diligence, investment approval, contract negotiation, deal close and post-merger integration and monitoring.

In 2014, Mr. Peace left GE Healthcare to set up his own company, Eden Professional Ltd, a finance and M&A consultancy working for small technology companies typically in London, Oxford and Cambridge.

Mr. Peace is a member of the Finance and Tax Advisory Committee of the UK BioIndustry Association.

Mr. Peace is qualified to the Chartered Institute of Management Accountants and holds a BSc in Natural Sciences from the University of Durham, majoring in chemistry and engineering, an MSc in Manufacturing Management from the University of Bradford and an Executive MBA from the University of Cambridge Judge Business School.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until they resign or are removed from the board in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until they resign or are removed from office by the Board of Directors.

Significant Employees

None.

Audit Committee

We do not currently have an audit committee.

Compensation Committee

We do not currently have compensation committee.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the following events during the past five years: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics

We have not adopted a code of corporate conduct.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the year ended March 31, 2017.

TRANSACTIONS WITH RELATED PERSONS

In addition to the Consultancy Agreements with our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer, we have entered into other related party transactions. These transactions were in the form of Loan Agreements that we entered into with Capro LTD., an entity that is wholly owned by our Chief Operating Officer. These interest-free loans were made from the Company to Capro on June 26, 2015, July 21, 2015, July 22, 2015 and September 8, 2015 in the principal amounts, respectively, of $2,800, $7,500, $6,500 and $20,000. Capro LTD also made loans to the shell company (formerly known as Lion Consulting Group, Inc.). These interest-free loans were made from Capro to the shell company on June 26, 2015, July 21, 2015, July 22, 2015 and September 8, 2015 in the principal amounts, respectively, of $2,800, $7,500, $6,500 and $20,000.  At the time of the reverse merger, these loans were canceled out, and as a result are no longer outstanding.  The proceeds from the loans were utilized in connection with the reverse merger and were primarily associated with legal fees.

Our Chief Executive Officer and Eden Professional LTD, an entity that is wholly owned by our Chief Financial Officer, made loans to the company of approximately $17,000 each. These loans were made on December 8, 2015 and December 10, 2015, respectively, and were interest free and repayable on demand. These loans were repaid to Eden Professional Ltd. on July 22, 2016 and to our Chief Executive Officer on January 27, 2016. On September 13, 2016, Gergely Toth, the Company CEO, advanced the Company approximately $10,000 under a note. The note bore no interest and was payable on demand. That note was repaid on October 18, 2016. On December 8, 2016, Max Zhu, an investor and consultant to the Company, advanced the Company $45,000 under a note. The note is repayable within six months. The note attracts interest at 13% up to the end of the term, and 18% thereafter. On January 3, 2017, Gergely Toth advanced the Company approximately $4,000 under a note.  The note bore no interest and was payable on demand.  That note was repaid on February 1, 2017.

We have no other related party transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following table sets forth the compensation paid to our executive officers for their services as executive officers during our fiscal years ended March 31, 2017 and March 31, 2016 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Dr. Gergely Toth President and Chief Executive Officer	2017 2016	144,000 151,000	0 50,000	0 0	0 0	144,000 201,000
Simon Peace Chief Financial Officer	2017 2016	75,000 81,000	0 50,000	0 0	0 0	75,000 130,000

Thomas Roger Sawyer Chief Operations Officer	2017 2016	120,000 122,000	0 50,000	0 0	0 0	120,000 172,000

We have included a description of the consulting agreements with members of our management under the Section entitled “Transactions with Related Persons”.

Director Compensation

We currently do not pay any cash compensation to members of our board of directors for their services as our directors although we have paid compensation, as set out above, to our directors for their services as our executive officers.  We reimburse our directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors.   We may determine to grant to each new director, at the time of such director's appointment, an option to purchase our common shares.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

The following table sets forth, as of May 3, 2017, certain information regarding the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) our Principal Executive Officer and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each person shown is c/o Ortoli Rosenstadt LLP, 501 Madison Avenue 14th Floor, New York, New York 10022. Beneficial ownership, for purposes of this table, includes options to purchase common stock that are either currently exercisable or will be exercisable within 60 days of the date of this annual report.

Name and Address of Beneficial Owner	Beneficial Ownership(1)	% of class(2)
Dr. Gergely Toth 1250 Oakmead Pkwy Sunnyvale, CA 94085-4037	10,079,147	37.6%
Simon Peace 1250 Oakmead Pkwy Sunnyvale, CA 94085-4037	1,037,703	3.9%
Dr. Thomas Roger Sawyer 1250 Oakmead Pkwy Sunnyvale, CA 94085-4037	1,037,703	3.9%
Directors as Group	12,154,553	45.3%
(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of January 25, 2017.

(2)
Based on 26,805,270 shares of common stock issued and outstanding on April 27, 2017 and, for each shareholder listed, any shares that may be acquired by such holder within the next 60 days pursuant to any options, warrants, convertible notes or other convertible securities held by such shareholder.

There are no arrangements or understanding among the parties set out above or their respective associates or affiliates concerning election of directors or any other matters which may require shareholder approval.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by Ortoli Rosenstadt LLP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of the Company or our subsidiaries, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

EXPERTS

Our financial statements as of March 31, 2016 and 2015 have been included in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov

Unaudited Condensed Financial Statements:

Condensed Balance Sheets as of December 31, 2016 (Unaudited) and March 31, 2016	F-13
Unaudited Condensed Statements of Operations – For the Three Months and Nine Months Ended December 31, 2016 and 2015	F-14
Unaudited Condensed Statements of Cash Flows – For the Nine Months Ended December 31, 2016 and 2015	F-15
Notes to Unaudited Condensed Financial Statements	F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Cantabio Pharmaceuticals Inc.

We have audited the accompanying balance sheets of Cantabio Pharmaceuticals Inc. (the “Company”) as of March 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cantabio Pharmaceuticals Inc., as of March 31, 2016 and 2015, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has negative working capital.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans concerning these matters are also discussed in Note 2 to the financial statements.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP
New York, NY
July 14, 2016

CANTABIO PHARMACEUTICALS INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2016	2015

ASSETS
Current Assets
Cash	$52,110	$209
Total Current Assets	52,110	209

TOTAL ASSETS	$52,110	$209

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	225,498	214
Accrued Technology Access Fee	173,414	214,745
Due to officers	6,420	3,706
Note Payable Related Party	16,562	-
Total Current Liabilities	421,894	218,665
TOTAL LIABILITIES	$421,894	$218,665
Commitments
Stockholders' equity (deficit)
Common stock, $0.001 par value, (250,000,000 shares authorized 26,805,270 and 14,824,324 shares issued and outstanding as of March 31, 2016 and March 31, 2015)	26,805	14,824
Stock Subscriptions	500,000	-
Additional paid in capital	99,324	-
Accumulated deficit	(995,913)	(233,280)

Total Stockholders' Equity (Deficit)	(369,784)	(218,456)

TOTAL LIABILITIES & STOCKHOLDERS' (DEFICIT)	$52,110	$209

The accompanying notes are an integral part of these consolidated financial statements.

CANTABIO PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ending
	March 31, 2016	March 31, 2015
Revenues
Gross Sales	$-	$-
Net Sales	-	-

Operating Costs and Expenses
Research and Development	149,159	14,022
General & administrative	691,778	15,659
Total Operating Costs and Expenses	840,937	29,681
Loss From Operations	(840,937)	(29,681)

Other Income & (Expenses)
Grant Income	-	34,744
Other income		1,953
Gain on extinguishment of obligation	107,884
Gain (loss) on foreign exchange	(18,275)	71,288
Total Other Income & (Expenses)	89,609	107,985
Net Income	(751,328)	78,304

Basic and Diluted Earnings (Loss) per share	$(0.04)	$0.01

Weighted average number of common shares outstanding	18,216,544	14,824,324

The accompanying notes are an integral part of these consolidated financial statements.

CANTABIO PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common	Common	Stock	Additional	Accumulated
	Shares	Stock	Subscriptions	PIC	Deficit	Total

Balance, March 31, 2014	14,824,324	$14,824	$-	$-	$(311,583)	$(296,759)
Net income					78,303	78,303
Balance, March 31, 2015	14,824,324	$14,824	$-	$-	$(233,280)	$(218,456)
Cancellation of shares	(444,730)	(445)			445	-
Shares issued to acquire shell company	11,750,000	11,750			(11,750)	-
Share Subscriptions			600,000			600,000
Shares Issued	675,676	676	(100,000)	99,324		-
Net Loss					(751,328)	(751,328)
Balance, March 31, 2016	26,805,270	26,805	$500,000	$99,324	$(995,913)	$(369,784)

The accompanying notes are an integral part of these consolidated financial statements.

CANTABIO PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	March 31,	March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(751,328)	$78,303
Adjustment to reconcile net loss to net cash from operating activities:
Gain on extinguishment of obligation	(107,884)
Changes in operating assets and liabilities:
Accounts payable and accruals	225,285	(72,001
Accrued technology fee	66,553
Due to officers	2,714	(6,121
Net cash (used in) and provided by operating activities	(564,660)	179
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable related party	33,755	-
Repayment of notes payable related party	(17,194)	-
Share subscriptions	600,000	-
Net cash provided by financing activities	616,561	-
Net increase in cash	51,901	179

Cash at beginning of period	209	30
Cash at end of period	$52,110	$209

Schedule of non-cash investing activities
Issuance of common stock in satisfaction of share subscription agreement	$100,000

The accompanying notes are an integral part of these consolidated financial statements.

CANTABIO PHARMACEUTICALS INC.
Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Cantabio Pharmaceuticals Inc. (the “Company” or “Cantabio”) is a preclinical stage biotechnology company focusing on commercializing novel therapies and the intellectual property generated from research and development activities for Parkinson’s disease (PD) and Alzheimer’s disease (AD).  The Company’s strategy involves integration of therapeutic focus, the targeting of family biophysics, drug discovery technology and expertise into an innovative drug discovery approach, which synergizes to identify and develop small molecule pharmacological chaperones for clinical trials. In addition, the Company’s research efforts concentrate on the development of therapeutic proteins that can pass through the blood-brain barrier and supplement in vivo levels of proteins with display loss of function during disease conditions.

Merger Agreement
On December 17, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gardedam Therapeutics, Inc. (“Gardedam”) and Cantabio Acquisition Inc., the wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Gardedam would become its wholly-owned subsidiary. The Merger Agreement provided that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Gardedam (the “Merger”), with Gardedam continuing as the surviving corporation and as the wholly-owned subsidiary of the Company. The Merger was completed on the date of the Merger Agreement.

Prior to the Merger Agreement date, the CEO of Gardedam returned 30,000 shares of Gardedam stock to treasury and these were canceled, equivalent to approximately 445,000 shares of Company stock.

On the date of the Merger Agreement, each Gardedam share was exchanged for 14.82 shares of Company stock. The Company accounted for the transaction as a reverse merger, with the operations of Gardedam being the accounting acquirer and the historical financial statements of Gardedam presented.  The statement of stockholders’ equity was retroactively adjusted to reflect the shares outstanding of the legal acquirer, which resulted in a retroactive adjustment to the par value of common stock outstanding for Gardedam and an adjustment to accumulated deficit for the difference.

NOTE 2 – LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) which contemplate continuation of the Company as a going concern. As of March 31, 2016, the Company had a working capital deficit of $0.3 million and losses from operations. This and other factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital and achieve profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation
These financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All significant intercompany balances and transactions are eliminated upon consolidation.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Income Taxes
The Company complies with the FASB ASC No. 740 – Income Taxes which requires an asset and liability approach to financial accounting and reporting for income taxes. For any uncertain tax positions, the Company recognizes the impact of a tax position only if it is more likely than not of being sustained upon examination, based on the technical merits of the position. Given the lack of certainty over the Company’s ability to make profits in future the Company has not recorded any deferred tax asset in the accounts.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.

The Company places its cash and cash equivalents on deposit with a financial institution in the United States. The Federal Deposit Insurance Corporation (FDIC) covers $250,000 for substantially all depository accounts in the United States. The Company from time to time may have amounts on deposit in excess of the insured limits.

Fair Value of Financial Instruments
The Company's financial instruments consist of cash, accounts payable, and a loan payable to a related party. The carrying amounts of these financial instruments approximate fair value due either to length of maturity or interest rates that approximate prevailing rates unless otherwise disclosed in these financial statements.

Share Subscriptions
Under the terms of a subscription agreement the Company has received funds pursuant to an issuance of stock.  The stock is only issuable to the investors once the full subscription proceeds are received, which will not occur until fiscal year 2017.  While the shares are un-issued it is the policy of the company to account for the received capital as Share Subscriptions.

Earnings per Share
The Company calculates earnings per share in accordance with Financial Accounting Standards Board (FASB) ASC No. 260 – EPS, which requires that basic net income per common share be computed by dividing net income for the period by the weighted average number of common shares outstanding during the period.  The Company has no share option scheme and as a result no dilutive elements were considered for the purposes of calculating earnings per share.

Recent Accounting Pronouncements

Fiscal 2017 Accounting Pronouncement Adoptions

Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”) that will require management to evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued on both an interim and annual basis. Management will be required to provide certain footnote disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the Company’s ability to continue as a going concern. ASU No. 2014-15 becomes effective for us in the first quarter of fiscal 2017. The Company is currently evaluating the impact of ASU 2014-15 on its financial statements.

Fiscal 2019 Accounting Pronouncement Adoptions

Leases

In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The standard amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on our consolidated financial statements.

NOTE 4 – Material Agreements

Graffinity Collaboration Agreement
On December 23, 2009, the Company entered into a collaboration agreement with Graffinity, GmbH.  Graffinity GmbH was subsequently acquired by NovAliX Deutschland GmbH, and on November 12, 2015 the Company renegotiated the terms of the agreement setting aside all unperformed terms and modifying the payable as laid out below.

NovAliX Collaboration Agreement – DJ-1
On November 12, 2015, the Company finalized the amendment to its collaboration agreement with NovAliX Deutschland GmbH, which modifies the remaining amount owed of approximately $215,000 as of March 31, 2015 to approximately $120,000 on November 12, 2015.  The amended agreement set aside, along with any unperformed actions under the prior contract, and stated that the new collaboration agreement would constitute the entire agreement and understanding between NovAliX and the Company.  NovAliX granted the company a worldwide, perpetual, non-exclusive right to sublicense to use certain compounds, synthesized compounds and other information provided by NovAlix to use against the DJ-1 protein.

The Collaboration agreement resulted in a reduction in the Company’s accounts payable of approximately $107,000, which was recorded in other income (expense) and a payment of $32,000. The remaining $88,000 is due in fiscal 2017.

NovAliX Collaboration Agreement – ABeta
On March 23, 2016, the Company entered into a collaboration agreement with NovAliX Deutschland GmbH to use technology related to the protein ABeta.  The terms of the agreement required an initial payment of approximately $80,000, payable within 4 years, which would accrue interest at 20% per annum from the date of signing until the balance is paid.  A further payment of approximately $80,000 is payable upon commercialization of the technology.

NOTE 5 – RELATED PARTY TRANSACTIONS

Gergely Toth
During the year ended March 31, 2016 and 2015 the Company incurred approximately $2,700 and $3,700 of fees associated with work Gergely Toth did as CEO of the Company. The costs represent out of pocket expenditures that have not been reimbursed. The costs are included in general and administrative expense.

Toth and Associates LTD
On April 1, 2015, the Company entered into a consulting agreement with Toth and Associates, LTD for Dr. Toth to act as the Company’s CEO.  The agreement calls for a standard monthly fee of approximately $12,000 plus any additional uncontracted hours at the same rate, and bonuses as follows (A) upon raising of capital on behalf of, or as part of the Company, an amount equal to 1.5% of the capital raised, (B) increasing the performance of the Company as measured by valuation in either an agreed valuation in the context of an investment or, in the case of a public company, market capitalization reaching $30.0 million, a fixed bonus of $50,000, payable wholly or in mutually agreed tranches over a 6 month period subsequent to the valuation event and (C) on the issuance of new stock for the purposes of a capital raise of an amount over $5.0 million, common stock equal to 1% of the Company’s post-investment issued share capital.

The Company incurred consulting fees and bonuses of approximately $200,000 for the twelve months ended March 31, 2016. As of March 31, 2016, Toth and Associates LTD was owed approximately $62,000, comprising $12,000 fees and $50,000 bonus, the directors having satisfied the valuation milestone detailed as (B) above.  The $62,000 is included in Accounts payable.

Capro LTD
On April 1, 2015, the Company entered a consulting agreement with Capro, LTD for Dr. Thomas Sawyer to act as the Company’s COO.  The agreement calls for a standard monthly fee of approximately $10,000 plus any additional uncontracted hours at the same rate, and bonuses as follows (A) upon raising of capital on behalf of, or as part of the Company, an amount equal to 1.5% of the capital raised, (B) increasing the performance of the Company as measured by valuation in either an agreed valuation in the context of an investment or, in the case of a public company, market capitalization reaching $30.0 million, a fixed bonus of $50,000, payable wholly or in mutually agreed tranches over a 6 month period subsequent to the valuation event and (C) on the issuance of new stock for the purposes of a capital raise of an amount over $5.0 million, common stock equal to 1% of the Company’s post-investment issued share capital.

The Company incurred consulting fees and bonuses of approximately $170,000 for the twelve months ended March 31, 2016. As of March 31, 2016, Capro LTD was owed approximately $60,000, comprising $10,000 fees and $50,000 bonus, the directors having satisfied the valuation milestone detailed as (B) above.  The $60,000 is included in Accounts payable.

Eden Professional LTD
On April 1, 2015, the Company entered a consulting agreement with Eden Professional LTD for Mr. Simon Peace to act as the Companies CFO.  The agreement calls for a standard monthly fee of approximately $6,000 plus any additional uncontracted hours at the same rate, and bonuses as follows (A) upon raising of capital on behalf of, or as part of the Company, an amount equal to 1.5% of the capital raised, (B) increasing the performance of the Company as measured by valuation in either an agreed valuation in the context of an investment or, in the case of a public company, market capitalization reaching $30.0 million, a fixed bonus of $50,000, payable wholly or in mutually agreed tranches over a 6 month period subsequent to the valuation event and (C) on the issuance of new stock for the purposes of a capital raise of an amount over $5.0 million, common stock equal to 1% of the Company’s post-investment issued share capital.

The Company incurred consulting fees and bonuses of approximately $130,000 for the twelve months ended March 31, 2016. In addition to the amount set out in Note 6 below, as of March 31, 2016, Eden Professional LTD was owed approximately $56,000, comprising $6,000 fees and $50,000 bonus, the directors having satisfied the valuation milestone detailed as (B) above.  The $56,000 is included in Accounts payable.

Prior to the merger of the Company and the shell company, both companies entered into related party transactions with Capro LTD, an entity that is wholly owned by our Chief Operating Officer.  Interest-free loans were made from the Company to Capro totaling approximately $36,800.  Capro LTD also made similar interest free loans to the shell company  $36,800 on the same dates and in the same amounts as it received from the Company.  During this time Capro acted as agent of the shell company, paying the shell company’s expenses as necessary.  By the date of the merger all funds were exhausted and there remained only Capro’s obligation of $36,800 to the Company, and the shell company’s obligation of $36,800 to Capro.  At the time of the reverse merger, these loans were canceled out, and as a result are no longer outstanding.  The proceeds from the loans were utilized in connection with the reverse merger and were primarily associated with legal fees.

NOTE 6 – NOTES PAYABLE RELATED PARTIES

Officers of the Company loaned funds totaling $34,000 to the company to fund operating expenses. The loans were unsecured, non-interest bearing, and had no specific terms of repayment. As of March 31, 2016, the balance of the loans was approximately $17,000.

NOTE 7 – CAPITAL STOCK

General Information
The Company is authorized to issue 250,000,000 shares at a par value of $0.001.  All common shares outstanding have equal voting rights.

Stock Subscriptions
During the year ended March 31, 2016, the Company received stock subscriptions totaling $500,000 from a syndicate of investors who signed a memorandum of understanding on April 12, 2015, and a subscription agreement on October 31, 2015.

The terms of the agreement provide for $1.5 million of investment over 18 months from April 2015.  The subscribed shares will be held in escrow until payment of the full amount of the investment.  The Company expects to issue the subscribed portion of the shares to escrow during Q3 2016.

The Company expects to close the financing in the first quarter of the 2017 calendar year.

On August 18, 2015, the Company received a subscription totaling $100,000 from a private investor.

Final Placement
Under the terms of the stock subscription agreement signed on October 31, 2015, any shares subscribed for should be held in escrow until the full investment of $1.5 million is paid.  As of March 31, 2016 the subscribed shares had not been issued to escrow.

On February 26, 2016, 0.7 million shares were issued in satisfaction of the earlier $100,000 investment from the private investor.

NOTE 8 – COMMITMENTS

Leases on Property
On February 3, 2016, the Company entered into a lease on an office property in Sunnyvale, CA.  The monthly lease payments total approximately $1,200, with a termination notice period of one month.

On March 31, 2016, the Company entered into a lease on a Laboratory in Budapest, Hungary.  The monthly lease payments total approximately $2,700, and the initial lease term is for 1 year with provisions allowing the contract to roll forward on the same terms thereafter.  Neither party may terminate within one year, save for the lessor being allowed to terminate upon non-payment of rent, and thereafter there exists a termination notice period of 15 days.

NOTE 9 – INCOME TAXES

The Company had no income tax expense due to operating losses incurred for the years ended March 31, 2016 and 2015.

The difference between the statutory federal tax rate of 34% and the effective tax rate is summarized below:

	March 31,	March 31,
	2016	2015
Federal tax at statutory rate:	34.0%	34.0%
State taxes (net of Federal benefit)	5.8%	5.8%
Permanent difference	-0.1%	0.0%
Change in Valuation Allowance	-39.7%	-39.8%
Provision for Income Taxes	0.0%	0.0%

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities are as follows:

	March 31,	March 31,
	2016	2015
Net Operating Loss Carryforwards	305,000	66,000
Accrued Bonus	60,000
Valuation Allowance	(365,000)	(66,000)
Net Deferred Tax Assets	-	-

At March 31, 2016, the Company had federal and state net operating loss tax carryforwards of approximately $764,000.  These net operating loss carryforwards expire in various amounts starting in 2029. The Company has not filed tax returns since inception.  The utilization of the federal and state net operating loss carryforwards will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards.
In addition, the maximum annual use of net operating loss and research credit carryforwards is limited in certain situations where changes occur in stock ownership.

At March 31, 2016 and 2015, the Company has provided a full valuation allowance against its net deferred assets since realization of these benefits is not likely to be realized.  The valuation allowance has increased by $299,000 as of March 31, 2016.

As of March 31, 2016 and 2015, the Company had no unrecognized tax benefits.  The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.

NOTE 10 - SUBSEQUENT EVENTS

Receipt of further investment funds
The Company received further investment funds under the October 2015 subscription agreement referred to in Note 7 totaling $0.425 million during May, June and July 2016.

The Company agreed an addendum to the October 2015 subscription agreement for an additional $0.06 million of investment, on the same terms as in the subscription agreement, to fund investor relations activities.

The Company signed a Trade Secret License Agreement with the Purdue Research Foundation to use and commercialize certain intellectual property relating to small molecule compounds that bind to the DJ-1 protein.  The license fee is $50,000 payable in five equal annual instalments with the first instalment falling due in July 2016.

CANTABIO PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	March 31,
	2016	2016

ASSETS
Current assets
Cash	$10,795	$52,110
Total Current Assets	10,795	52,110

TOTAL ASSETS	$10,795	$52,110

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	377,516	225,498
Accrued technology access fee	184,440	173,414
Due to officers	-	6,420
Notes payable to related party	45,346	16,562

TOTAL LIABILITIES	$607,302	$421,894

Stockholders' Equity (Deficit)
Common stock, $0.001 par value, (250,000,000 shares authorized 26,805,270 shares issued and outstanding as of December 31, 2016 and March 31, 2016)	26,805	26,805
Stock subscriptions	1,060,000	500,000
Additional paid in capital	99,324	99,324
Accumulated deficit	(1,782,636)	(995,913)
Total Stockholders' Equity (Deficit)	(596,507)	(369,784)

TOTAL LIABILITIES & STOCKHOLDERS' (DEFICIT)	$10,795	$52,110

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CANTABIO PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended December 31,		For the nine months ended December 31,
	2016	2015	2016	2015
Operating expenses:
Research & development	$86,872	$4,370	$268,674	$6,695
General & administrative	136,927	169,027	506,676	420,423
Total operating expenses	223,799	173,397	775,350	427,118
Loss from operations	(223.799)	(173,397)	(775,350)	(427,118)
Other income (expense):
Interest expense	(3,508)	-	(11,372)	-
Gain on extinguishment of obligation		107,884		107,884
Total other income (expense), net	(3,508)	107,884	(11,372)	107,884
Net loss	$(227,307)	$(65,513)	$(786,722)	$(319,234)

Net loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.03)	$(0.02)

Weighted average shares outstanding, basic and diluted	26,805,000	14,824,000	26,805,000	14,824,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CANTABIO PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
	December 31,	December 31,
	2016	2015
Cash Flows From Operating Activities
Net loss	$(786,722)	$(319,234)
Adjustments to reconcile net loss to cash used in operating activities:
Accretion to notes payable to related party	346	-
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	152,017	(156,513)
Accrued technology access fee	11,026	89,429
Due to officers	(6,420)	2,713
Net cash used in operating activities	(629,753)	(383,605)
Cash Flows From Financing Activities
Proceeds from notes payable related party	55,022	34,253
Repayment to notes payable to related party	(26,584)	-
Stock subscriptions	560,000	450,000
Net cash provided by financing activities	588,438	484,253

Net increase (decrease) in cash	(41,315)	100,648

Cash at beginning of period	52,110	209

Cash at end of period	$10,795	$100,857

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CANTABIO PHARMACEUTICALS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Cantabio Pharmaceuticals Inc. (the “Company” or “Cantabio”) is a preclinical stage biotechnology company focusing on commercializing novel therapies and the intellectual property generated from research and development activities for Parkinson’s disease (PD) and Alzheimer’s disease (AD).  The Company’s strategy involves integration of therapeutic focus, the targeting of family biophysics, drug discovery technology and expertise into an innovative drug discovery approach, all of which synergize to identify and develop small molecule pharmacological chaperones for clinical trials. In addition, the Company’s research efforts concentrate on the development of therapeutic proteins that can pass through the blood-brain barrier and supplement in vivo levels of proteins which display loss of function during disease conditions.

NOTE 2 – LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) which contemplate continuation of the Company as a going concern. As of December 31, 2016, the Company had a working capital deficit of $0.6 million and historical and expected cash outflows from operations. These factors and others raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital and achieve profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying unaudited condensed consolidated interim financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. GAAP for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and on the same basis as the Company prepares its annual audited consolidated financial statements. The condensed consolidated balance sheet as of December 31, 2016, condensed consolidated statements of operations for the three and nine months ended December 31, 2016 and 2015, and the condensed consolidated statements of cash flows for the nine months ended December 31, 2016 and 2015 are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results for the three and nine months ended December 31, 2016 are not necessarily indicative of results to be expected for the year ended December 31, 2016 or for any future interim period. The condensed consolidated balance sheet at December 31, 2016 has been derived from audited financial statements; however, it does not include all of the information and notes required by U.S. GAAP for complete financial statements.

The accompanying interim period unaudited condensed financial statements and related financial information included in this Quarterly Report on Form 10-Q should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Form 10-K.

There have been no material changes in the Company’s significant accounting policies to those previously disclosed in the 2016 Annual Report.

CANTABIO PHARMACEUTICALS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Adoption of Recent Accounting Pronouncements

Fiscal 2017 Accounting Pronouncement Adoptions

Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”) that will require management to evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued on both an interim and annual basis. Management will be required to provide certain footnote disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the Company’s ability to continue as a going concern. The Company adopted ASU No. 2014-15 in the first quarter of fiscal 2017, and its adoption did not have a material impact on the Company’s financial statements.

Recent Accounting Pronouncements

Fiscal 2019 Accounting Pronouncement Adoptions

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases ("ASU 2016-02"). The standard amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on our consolidated financial statements.

NOTE 4 – NOTES PAYABLE TO RELATED PARTY

Gergely Toth
On September 13, 2016, Gergely Toth, the Company CEO, advanced the Company approximately $10,000 under a note.  The note bore no interest and was payable on demand.  That note was repaid on October 18, 2016.

Eden Professional Ltd

On July 22, 2016, the Company repaid approximately $15,000 to satisfy a loan note from Eden Professional Ltd, the service company of the Company CFO.

Max Zhu
On December 8, 2016, Max Zhu, an investor and consultant to the Company, advanced the Company $45,000 under a note.  The note is repayable within six months.  The note attracts interest at 13% up to the end of the term, and 18% thereafter.

CANTABIO PHARMACEUTICALS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 5 – RELATED PARTY TRANSACTIONS

Consulting agreements with Company directors
On July 1, 2016, the Company entered into consulting agreements with Toth and Associates Ltd for Dr. Toth to act as the Company’s CEO (monthly salary approximately $12,000), with Capro Ltd for Dr. Thomas Sawyer to act as the Company’s COO (monthly salary approximately $10,000), and with Eden Professional Ltd for Mr. Simon Peace to act as the Company’s CFO (monthly salary approximately $6,000).

The Company incurred consulting fees for the nine months ended December 31, 2016, and held balances payable at December 31, 2016, as follows:

	Expense recognized in the 3 months to December 31, 2016	Expense recognized in the 9 months to December 31, 2016	Accounts payable at December 31, 2016
	Fees	Fees
Toth and Associates Ltd	$36,000	$108,000	$98,000
Capro Ltd	$30,000	$90,000	$83,000
Eden Professional Ltd	$19,000	$57,000	$75,000
Total	$85,000	$255,000	$256,000

NOTE 6 – CAPITAL STOCK

Stock Subscriptions

On October 17, 2016 the Company received investment funds of $75,000 under a syndicate agreement. In the nine months to December 31, 2016, the Company received stock subscriptions  $560,000 from a syndicate of investors who signed a memorandum of understanding on April 12, 2015, a subscription agreement on October 31, 2015, and an addendum to the October 2015 subscription agreement (the Syndicate).

NOTE 7 – SUBSEQUENT EVENTS

Definitive Funding Agreement
On January 25, 2017, the Company entered into a definitive agreement with an affiliate investment fund managed by Yorkville Advisors Global for the sale of up to $600,000 of convertible debentures. The Company closed on the initial tranche of $300,000 on January 25, 2017 and is scheduled to close on an additional $150,000 upon the filing of a registration statement registering for resale the shares of common stock underlying the convertible debentures and an additional $150,000 upon the effectiveness of such registration statement. The conversion of the Yorkville debentures shall be at the lower of $0.3107 or a 7% discount to market, with a floor price of $0.10.

Gergely Toth
On January 3, 2017, Gergely Toth advanced the Company approximately $4,000 under a note.  The note bore no interest and was payable on demand.  That note was repaid on February 1, 2017.

PROSPECTUS

CANTABIO PHARMACEUTICALS INC

4,000,000 Shares of Common Stock

[[♦] [♦], 2017]

Until [[♦], 2017] (the 90th day after the date of this Prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the offered securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the registrant in connection with the registration and issuance of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission Registration Fee	$215.57
Legal Fees and Expenses	$50,000
Accountants’ Fees and Expenses	$10,000
Transfer agent and registrar’s fees and expenses	$1,000
Miscellaneous Expenses	$2,500
Total	$63,715.57

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we may enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

 The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and indemnification agreements with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We intend to obtain insurance policies under which, subject to the limitations of the policies, coverage will be provided to our directors and executive officers against losses arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM	15. SALES OF UNREGISTERED SECURITIES IN PAST THREE YEARS.

In exchange for services rendered, on September 25, 2015 we issued 200,000 shares (1,000,000 shares post the forward stock split described below) of our common stock to each of our directors Dr. Gergely Toth, Dr. Thomas Roger Sawyer and Mr. Simon Peace.

On January 25, 2017, we entered into a securities purchase agreement with an accredited investor to place Convertible Debentures which was subsequently amended on May 3, 2017 (the “Debentures”) with a maturity date of one year after the issuance thereof in the aggregate principal amount of up to $600,000 (the “Transaction”), provided that in case of an event of default, the Debentures may become at the holder’s election immediately due and payable. The initial closing of the Transaction occurred on January 25, 2017 when we issued a Debenture for $300,000.  A second closing for $150,000 occurred on March 1, 2017 and a third closing occurred on May 3, 2017.  In the absence of a default, the principal and interest on each of the Debentures are convertible into shares of our common stock at the lower of 93% of the market price or $0.05.  If there is a default, there is no floor price at which the Debentures may be converted.

These securities were issued in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof.

ITEM	16. EXHIBITS.

Exhibit Number	Description
3.1	Articles of Incorporation filed as Exhibit 3.1-1 to Form S-1 filed on May 23, 2012 and incorporated herein by reference
3.2	Amendment to Articles of Incorporation, dated September 29, 2015, filed as Exhibit 3.1 to our periodic report filed on Form 8-k on October 2, 2015 and incorporated herein by reference
4.1	Form of Convertible Notes to be issued pursuant to Amended and Restated Securities Purchase Agreement dated May 3, 2017, with the selling stockholder*
5.1	Opinion of Ortoli Rosenstadt LLP*
10.1
Securities Purchase Agreement, dated January 25, 2017, with the selling stockholder filed as Exhibit 10.1 to our periodic report filed on Form 8-k on February 2, 2017 and incorporated herein by reference

10.2	Amended and Restated Securities Purchase Agreement, dated May 3, 2017, between the Company and the selling stockholder*
10.3	Security Agreement, dated January 25, 2017, with the selling stockholder filed as Exhibit 10.2 to our periodic report filed on Form 8-k on February 2, 2017 and incorporated herein by reference
10.4
Registration Rights Agreement, dated January 25, 2017, with the selling stockholder filed as Exhibit 10.3 to our periodic report filed on Form 8-k on February 2, 2017 and incorporated herein by reference

10.5
Consultancy Agreement, dated April 1, 2015, between Dr. Gergely Toth and Cantabio Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.2 to our periodic report on Form 8-K filed December 18, 2017)

10.6
Consultancy Agreement, dated April 1, 2015, between Simon Peace and Cantabio Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.3 to our periodic report on Form 8-K filed December 18, 2017)

10.7
Consultancy Agreement, dated April 1, 2015, between Dr. Thomas Sawyer and Cantabio Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.4 to our periodic report on Form 8-K filed December 18, 2017)

10.8	Agreement, dated November 12, 2015, between NovAliX Deutschland GmbH and the Company (incorporated by reference to Exhibit 10.12 to our periodic report on Form 8-K filed July 14, 2016)
10.9	Collaboration Agreement, dated March 23, 2016, between the Company and NovAliX Deutschland GmbH (incorporated by reference to Exhibit 10.4 to our annual report on Form 10-K filed December 18, 2017)
10.10
Trade Secret License Agreement, dated April 1, 2016, between Purdue Research Foundation and the Company (incorporated by reference to Exhibit 10.3 to our annual report on Form 10-K filed July 14, 2016)

10.11	Data and Know-How License Agreement, dated September 7, 2016, between the Company and Cambridge Enterprises Limited*
23.1	Consent of Marcum LLP*
23.2	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1 hereto and incorporated herein by reference)*
24.1	Power of Attorney (included on the signature page to this Registration Statement)*

* Filed herewith

ITEM 17.	UNDERTAKINGS.

A.	RULE 415 OFFERING

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectuses relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 5, 2017.

Cantabio Pharmaceuticals Inc.

By:	/s/ Gergely Toth
Gergely Toth
Chief Executive Officer (Principal Executive Officer)

/s/ Simon Peace
Simon Peace
Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Gergely Toth, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Gergely Toth	Director	May 5, 2017
Gergely Toth

/s/ Simon Peace Simon Peace /s/ Thomas Roger Sawyer Thomas Roger Sawyer	Director Director	May 5, 2017 May 5, 2017